Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

SENIOR SECURED MULTI-DRAW TERM LOAN AGREEMENT
dated as of August 10, 2026
among
OPPORTUNITY FUNDING SPE RESIDUAL, LLC,
as the Borrower
UMB BANK, N.A.,
as Administrative Agent and Collateral Agent
SERTOMA PARK LLC,
as a Lender and Castlelake Representative
and
the other Lenders party hereto
________________________________________________________
Up to $100,000,000
________________________________________________________

Page
SECTION 1.    DEFINITIONS AND INTERPRETATION    1
1.1.    Definitions    1
1.2.    Accounting Terms    29
1.3.    Interpretation, etc.    29
SECTION 2.    LOANS    29
2.1.    Term Loan Commitments    29
2.2.    Use of Proceeds    31
2.3.    Register; Notes    31
2.4.    Interest on Loans    32
2.5.    Default Interest    32
2.6.    Repayment of Loans    32
2.7.    Voluntary Prepayments    33
2.8.    [Reserved]    33
2.9.    Controlled Accounts    33
2.10.    Application of Collections    34
2.11.    General Provisions Regarding Payments    34
2.12.    Extension of Maturity Date    35
2.13.    Increased Costs; Capital Adequacy    36
2.14.    Taxes; Withholding; Payments Free of Taxes    37
2.15.    Obligation to Mitigate    41
2.16.    Determination of Borrowing Base    42
2.17.    Cure of Borrowing Base Deficiency    42
SECTION 3.    CONDITIONS PRECEDENT    42
3.1.    Closing Date    42
3.2.    Conditions to Initial Credit Extension    43
3.3.    Conditions to Each Credit Extension    45
3.4.    Conditions to Bank Acquisition Credit Extension    46
SECTION 4.    REPRESENTATIONS AND WARRANTIES    47

(continued)
4.1.    Organization; Requisite Power and Authority; Qualification; Other Names    47
4.2.    Due Authorization    47
4.3.    No Conflict    48
4.4.    Governmental Consents    48
4.5.    Binding Obligation    48
4.6.    Receivables    48
4.7.    No Material Adverse Effect    48
4.8.    No Change of Control    49
4.9.    Adverse Proceedings, etc.    49
4.10.    Payment of Taxes    49
4.11.    Title to Assets    49
4.12.    No Indebtedness    49
4.13.    No Defaults    49
4.14.    Governmental Regulation    50
4.15.    Margin Stock    50
4.16.    Certain Fees    50
4.17.    Solvency and Fraudulent Conveyance    50
4.18.    Compliance with Statutes, etc.    50
4.19.    Disclosure    51
4.20.    OFAC    51
4.21.    Security Interest    52
4.22.    Payment Instructions; etc.    52
4.23.    ERISA    52
SECTION 5.    AFFIRMATIVE COVENANTS    53
5.1.    Reports    53
5.2.    Existence    55
5.3.    Payment of Taxes and Claims    55
5.4.    Compliance with Laws    55
5.5.    Further Assurances    56
5.6.    Separateness    56
5.7.    Cash Management Systems    59

(continued)
5.8.    Insurance    60
5.9.    Financial Statements    60
5.10.    Due Diligence; Access to Certain Documentation    62
5.11.    No Dividends    63
5.12.    Post-Closing Covenants    63
5.13.    Account Notices    64
5.14.    Pledge of Eligible Receivables    64
5.15.    Borrowing Base Certificates.    64
5.16.    ERISA    64
5.17.    Changes to Bank Partner Program Agreements    64
5.18.    Regulatory Trigger Events    65
SECTION 6.    NEGATIVE COVENANTS    65
6.1.    Indebtedness    65
6.2.    Liens        65
6.3.    Investments    65
6.4.    Fundamental Changes; Disposition of Assets; Acquisitions    65
6.5.    Material Contracts and Organizational Documents    66
6.6.    Sales and Lease-Backs    66
6.7.    Transactions with Shareholders and Affiliates    66
6.8.    Conduct of Business    66
6.9.    Fiscal Year    66
6.10.    Accounts    66
6.11.    Reserved    67
6.12.    Reserved    67
6.13.    Independent Director    67
6.14.    Approved SPV LLC Interests    67
6.15.    Changes to the Credit Policies or the Servicing Policy    67
6.16.    Amendments to Approved SPV Credit Documents    68
6.17.    No Prepayment    68
SECTION 7.    EVENTS OF DEFAULT    68
7.1.    Events of Default    68

(continued)
SECTION 8.    AGENTS    72
8.1.    Appointment of Agents    72
8.2.    Agents Entitled to Act as Lender    72
8.3.    Powers and Duties    73
8.4.    No Responsibility for Certain Matters    73
8.5.    Exculpatory Provisions    74
8.6.    Collateral Documents    75
8.7.    Lenders' Representations, Warranties and Acknowledgments    76
8.8.    Reserved.    76
8.9.    Right to Indemnity    76
8.10.    Resignation of Administrative Agent and Collateral Agent    77
SECTION 9.    MISCELLANEOUS    78
9.1.    Notices    78
9.2.    Expenses    79
9.3.    Indemnity    80
9.4.    Set-Off    84
9.5.    Amendments and Waivers; Administrative Agent Consents    84
9.6.    Successors and Assigns; Participations    86
9.7.    Independence of Covenants    90
9.8.    Survival of Representations, Warranties and Agreements    90
9.9.    No Waiver; Remedies Cumulative    90
9.10.    Marshalling; Payments Set Aside    90
9.11.    Severability    90
9.12.    Headings    91
9.13.    APPLICABLE LAW    91
9.14.    CONSENT TO JURISDICTION    91
9.15.    WAIVER OF JURY TRIAL    92
9.16.    Usury Savings Clause    93
9.17.    Counterparts; Electronic Signatures    93
9.18.    Effectiveness    94
9.19.    Patriot Act    94

(continued)
9.20.    Prior Agreements    94
9.21.    Third Party Beneficiaries    94
9.22.    Confidentiality    94
9.23.    No Consolidation    96
9.24.    ERISA    96
9.25.    Cooperation with Refinancing    96
9.26.    Bank Acquisition; Release of Guarantor    96

(continued)
APPENDICES:    A    Term Loan Commitment Schedule
B    Notice Addresses
C-1    Collateral Performance Triggers
C-2    Financial Covenants
D    Reserved
E    Borrower II Loan Agreement

EXHIBITS:        A    Form of Funding Notice
B    Form of Term Loan Note
C    Form of Borrowing Base Certificate
D    Form of Assignment Agreement
E    Form of Closing Certificate
F    Form of Solvency Certificate
G    Form of Monthly Servicing Report
H    Form of Compliance Certificate

LOAN AGREEMENT
This SENIOR SECURED MULTI-DRAW TERM LOAN AGREEMENT, dated as of August 10, 2026 (as it may be amended, supplemented or otherwise modified in accordance with the terms hereof, this “Agreement”), is entered into among OPPORTUNITY FUNDING SPE RESIDUAL, LLC, a Delaware limited liability company, as Borrower (the “Borrower”), UMB BANK, N.A. (“UMB”), as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”), and SERTOMA PARK LLC, as a Lender (as defined herein) and as Castlelake Representative (as defined herein), and the other Lenders party hereto.
WITNESSETH:
WHEREAS, the Lenders have agreed to extend on a senior secured multi-draw basis (the “Facility”) to the Borrower, in an aggregate principal amount not exceeding $100,000,000, the proceeds of which will be used for the purposes permitted pursuant to Section 2.2; and
WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected Lien (or solely with respect to any Approved SPV LLC Interests, a second priority perfected Lien) on all of its assets.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.DEFINITIONS AND INTERPRETATION
1.1.Definitions
The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“Additional Bank Partner Originator” means any additional bank partner selected by the Company and permitted pursuant to the terms of an Approved SPV Credit Agreement.
“Adjusted Tangible Net Worth” means, with respect to the Company, an amount equal to the difference of (a) the sum of (i) the aggregate value of the member’s equity of the Company and its consolidated subsidiaries, determined in accordance with GAAP, plus (ii) the SPAC Warrants liability minus (b) the intangible assets of the Company and its consolidated subsidiaries (other than goodwill associated with the Bitty Acquisition in an amount not to exceed $[***]).
“Administrative Agent” as defined in the preamble hereto.
“Administrative Agent Fee” as defined in the Fee Letter.

“Adverse Proceeding” means, with respect to any Person, any ESG Issue, action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of such Person) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of such Person, threatened (in writing) against or affecting such Person or its properties.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 20% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or other beneficial interests or by contract or otherwise.
“Age” means, for any Receivable, a fraction rounded down to the largest integer that does not exceed the fraction, (x) the numerator of which is the number of days elapsed from the Receivable's Origination Date until the date of determination computed on the basis of a 360-day year; and (y) the denominator of which is 30.
“Agent” means each of the Administrative Agent and the Collateral Agent.
“Agreement” as defined in the preamble hereto.
“Amortization Period” means any of (i) prior to the occurrence of the third anniversary of the initial Credit Date, any period beginning upon the occurrence of a Covenant Trigger and ending on the earlier to occur of such Covenant Trigger ceasing to exist and the third anniversary of the initial Credit Date and (ii) the period beginning on the third year anniversary of the initial Credit Date (but excluding such date) and ending on the Termination Date.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) any Lender, (b) an Affiliate of any Lender, or (c) an entity or Affiliate of an entity that administers, advises or manages a Lender.
“Approved SPV Administrative Agent” means, with respect to any Approved SPV Credit Agreement, the administrative agent party to such Approved SPV Credit Agreement as of such date of determination.
“Approved SPV Backup Servicer” means, with respect to any Approved SPV Borrower, the backup servicer engaged pursuant to the applicable Approved SPV Credit Documents.

“Approved SPV Backup Servicing Agreement” means, with respect to any Approved SPV Borrower, the “Backup Servicing Agreement” (as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Backup Servicing Fees” means the aggregate “Backup Servicing Fees” (or equivalent thereof, as defined in each Approved SPV Backup Servicing Agreement) for each Approved SPV Borrower.
“Approved SPV Borrower” means any of (a) SPV V, (b) SPV IX or (c) with the prior written consent of the Castlelake Representative, any other analogous special purpose borrower that is a subsidiary of the Company.
“Approved SPV Collection Account(s)” means, with respect to any Approved SPV Borrower, any “Collection Account” (as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Collection Account Bank” means, with respect to any Approved SPV Borrower, any “Collection Account Bank” (as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Collection Account Bank Fee” means, with respect to any Approved SPV Borrower, any “Collection Account Bank Fee” (as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Collection Account Control Agreement” means, with respect to any Approved SPV Borrower, any “Collection Account Control Agreement” (as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Collections” means, with respect to any Approved SPV Borrower, “Collections” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Credit Agreement” means any of (a) the SPV V Revolving Credit Agreement, (b) the SPV IX Revolving Credit Agreement or (c) with the prior written consent of the Castlelake Representative, any other analogous credit agreement entered into in connection with an asset-backed senior special purpose vehicle financing undertaken by an Approved SPV Borrower.
“Approved SPV Credit Documents” means any of (a) the “Credit Documents” as defined in the SPV V Revolving Credit Agreement, (b) the “Credit Documents” as defined in the SPV IX Revolving Credit Agreement or (c) with the prior written consent of the Castlelake Representative, “Credit Documents” (or equivalent thereof) as defined in any other Approved SPV Credit Agreement.

“Approved SPV Disbursement Account” means, with respect to any Approved SPV Borrower, a “Disbursement Account” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Disbursement Account Bank” means, with respect to any Approved SPV Borrower, any “Disbursement Account Bank” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Intercreditor Agent” means, with respect to any Approved SPV Borrower, any “Intercreditor Agent” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement).
“Approved SPV Lender” means, with respect to any Approved SPV Credit Agreement, the lenders party to such Approved SPV Credit Agreement as of such date of determination.
“Approved SPV LLC Interests” means, as the context may require (i) any of (a) the SPV V LLC Interests, (b) the SPV IX Holdco LLC Interests, (c) the SPV IX Interests, or (d) with the prior written consent of the Castlelake Representative, the right, title and interest in, to and under 100% of the Capital Stock of any other Approved SPV Borrower wherever located, whether now owned or hereafter acquired or arising, whether consisting of general intangibles or investment property (as those terms are defined in the UCC) together with all of the rights and privileges with respect thereto, all proceeds, income, distributions, dividends and profits thereof and all property received in exchange thereof or in substitution therefor or (ii) collectively, each of the foregoing clauses collectively.
“Approved SPV Servicing Fees” as the aggregate “Servicing Fees” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement) for each Approved SPV Borrower.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person's chief financial officer or treasurer.
“Bank Acquisition” means, collectively, OppFi Inc.’s acquisition of each of BNCCORP and BNC Bank, the merger of the Company into BNC Bank pursuant to the Bank Acquisition Agreement, and the other Core Transactions (as such term is defined in the Bank Acquisition Agreement).
“Bank Acquisition Agreement” means the Agreement and Plan of Merger by and among OppFi Inc, Birch Merger Sub, LLC, and BNCCORP, Inc. dated April 28, 2026.

“Bank Application” means the applications, notices, and other applicable filings or submissions required or appropriate in order to obtain the “Regulatory Approvals” (as such term is defined in the Bank Acquisition Agreement).
“Bank Partner Collection Account Bank” means, with respect to any Approved SPV Borrower, the “Bank Partner Collection Account Bank” as defined in the applicable Approved SPV Credit Agreement.
“Bank Partner Originated Receivable” means any Receivable originated by a Bank Partner Originator.
“Bank Partner Originator” means each “Bank Partner Originator” under any Approved SPV Credit Agreement.
“Bank Partner Program Agreements” means, with respect to any Approved SPV Borrower, the “Bank Partner Program Agreements” as defined in the applicable Approved SPV Credit Agreement.
“Bank Partner Retained Percentage” means, with respect to any Approved SPV Borrower, the “Bank Partner Retained Percentage” as defined in the applicable Approved SPV Credit Agreement.
“Bank Partner Sale Agreement” means, with respect to any Approved SPV Borrower, a “Bank Partner Sale Agreement” (as defined in the applicable Approved SPV Credit Agreement).
“Bank Partner Subsidiary” means any of OppWin, OppWin BPI or any other Subsidiary of the Company that is party to a Bank Partner Sale Agreement.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bitty Acquisition” means the acquisitions and transactions evidenced by the Bitty Purchase Agreement.
“Bitty Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July 31, 2024 (as amended, restated, supplemented or otherwise modified from time to time), by and among, inter alios, Opportunity Financial SMB, LLC and Blaze Capital Funding 5, LLC.
“Borrower” as defined in the preamble hereto.
“Borrower II” means Opportunity Funding SPE Residual II, LLC.
“Borrower II Loan Agreement” means the Loan Agreement, dated as of the date hereof and to be effective upon the closing of the Bank Acquisition, among Borrower II, UMB Bank, N.A., as administrative agent and collateral agent, and Sertoma Park LLC, as a lender and as the Castlelake representative, and the other lenders party hereto, which is attached hereto as Appendix E.

“Borrowing Base” means, as of any date of determination, an amount equal to (a) the lesser of (i) [***]% of the aggregate Remaining Funded Amount as of such date of determination of the Eligible Receivables and (ii) [***]% of the aggregate Remaining Funded Amount as of such date of determination of the Receivables (whether or not Eligible Receivables), plus (b) all amounts on deposit as of such date of determination in each Collection Account, Approved SPV Collection Account and Approved SPV Disbursement Account, minus (c) the outstanding principal balance of the “Loans” advanced to SPV V under the SPV V Loan Agreement, minus (d) the outstanding principal balance of the “Loans” advanced to SPV IX under the SPV IX Loan Agreement, minus (e) the outstanding principal balance of loans advanced to any Approved SPV Borrower (other than SPV V and SPV IX) under the applicable Approved SPV Credit Agreement, minus (f) the pro forma amounts owed by SPV V as of the next Settlement Date pursuant to clauses (i), (ii) or (iii) of each of Sections 2.10(a) and (b) of the SPV V Credit Agreement, minus (g) the pro forma amounts owed by SPV IX on the next Settlement Date pursuant to clauses (i), (ii) or (iii) of Section 2.10(a) of the SPV IX Credit Agreement, minus (h) the pro forma amounts owed by any other Approved SPV Borrower on the next Settlement Date with respect to third party servicer provider fees, expenses and indemnities or fees or interest owed to the lenders to such Approved SPV Borrower, minus (i) the pro forma amounts owed by the Borrower on the next Settlement Date pursuant to clauses (i) or (ii) of Section 2.10(a).
“Borrowing Base Certificate” means a certificate substantially in the form mutually agreed between the Castlelake Representative and the Borrower to be attached as Exhibit C prior to the first Credit Date.
“Borrowing Base Deficiency” means, as of any date of determination, the amount by which the aggregate principal amount of all Loans outstanding exceeds the Borrowing Base.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 9, 2021, by and among FG New America Acquisition Corp., a Delaware corporation, the Company, OppFi Shares, LLC, a Delaware limited liability company and Todd Schwartz, as the Members’ Representative, as amended, restated, supplemented or otherwise modified from time to time.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Illinois or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close.
“California DFPI” means the California Department of Financial Protection & Innovation.
“California DFPI Complaint” means the cross-complaint filed in connection with the Opportunity Financial, LLC vs Clothilde Hewlett matter with Clothilde Hewlett, in her official capacity as Commissioner of Financial Protection and Innovation for the State of California, as cross-complainant, and the Company, as cross-defendants, filed on April 8, 2022.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for U.S. federal income tax purposes).
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Cash Management System” as defined in Section 5.7(a).
“Castlelake Representative” means Sertoma Park LLC.
“CFPB” means the Consumer Financial Protection Bureau, and its successors and assigns.
“Change of Control” means, at any time, (a) with respect to the Borrower, the Company shall cease to, directly or indirectly, beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrower, (b) with respect to each Approved SPV Borrower, the Borrower shall cease to, directly or indirectly, beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of such Approved SPV Borrower, and (c) with respect to the Company, any person or group (within the meaning of the Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (in each case, other than any of the current members or any Affiliate thereof) acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, the membership interests of the Company representing 50% or more of the combined voting power of all membership interests of the Company, but excluding the Bank Acquisition in the case of each of clauses (a) through (c) above.
“Charged-Off Receivable” means, with respect to any date of determination, a Receivable with respect to which the earlier of any of the following shall have occurred (without duplication): (a) a Scheduled Receivable Payment under such Receivable is [***] or more Days Past Due, (b) the Servicer has or should have otherwise determined, in accordance with the Servicing Policy, that the related Receivable is uncollectible or should be charged-off, (c) the related Obligor is deceased, (d) Net Liquidation Proceeds have been received that, in the Servicer’s good faith judgment, constitute the final amounts recoverable in respect of such Receivable, as determined by the Servicer pursuant to the applicable Servicing Agreement, (e)

the Servicer, the Originator, the applicable Bank Partner Subsidiary or any Governmental Authority with authority over the foregoing has determined that the Obligor has committed fraud in connection with the related Contract or (f) the related Obligor is subject to a proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws.
“Closing Certificate” means a Closing Certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit E.
“Closing Date” means August 10, 2026.
“Closing Date Material Adverse Change” means a material adverse change in (a) the business operations, assets, financial condition or liabilities of any Credit Party since December 31, 2025, (b) the ability of any Credit Party to fully and timely perform its material Obligations under any of the Credit Documents to which it is a party or of the applicable Bank Partner Originator or the Company to fully and timely perform its material Obligations under the Bank Partner Program Agreements relating to Receivables owned by or proposed to be sold to any OppFi Party, or (c) the legality, validity, binding effect, or enforceability against any Credit Party of any of the Credit Documents to which it is a party or against the applicable Bank Partner Originator or the Company of the applicable Bank Partner Program Agreements, which material adverse change could reasonably be expected to adversely affect the Approved SPV LLC Interests owned directly or indirectly by the Borrower or any Company Receivables owned or proposed to be sold to any OppFi Party.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means, collectively, all of the personal property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means the Security Agreement, the Guaranty, each Pledge Agreement, each Collection Account Control Agreement, and all other instruments, documents and agreements delivered by the Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any personal property of the Borrower as security for the Obligations.
“Collection Account” as defined in the Security Agreement.
“Collection Account Bank” as defined in the Security Agreement.
“Collection Account Bank Fee” means, collectively, the fees due and owing to the Collection Account Bank pursuant to the terms of the Collection Account Control Agreement.
“Collection Account Control Agreement” as defined in the Security Agreement.
“Collateral Performance Trigger” means the breach of any of the collateral performance tests set forth on Appendix C-1 as of any Reporting Date.

“Collection Period” means (a) with respect to any Approved SPV Borrower, “Collection Period” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement) and (b) with respect to the Borrower, (i) with respect to the initial Settlement Date, the period beginning on the Closing Date and ending on the last day of the calendar month after the month in which the Closing Date occurs, and (ii) with respect to any other Settlement Date, the immediately preceding calendar month.
“Collections” means all Cash collections payable to an Approved SPV Borrower pursuant to the priority of payments in the applicable Approved SPV Credit Agreement.
“Common Age” means, with respect to any Vintage Pool, the highest common Age of the Receivables included in such Vintage Pool.
“Company” means Opportunity Financial, LLC.
“Company Account” means any deposit account of the Company and its Subsidiaries other than any (i) deposit account of the Company or its Subsidiaries (other than the Approved SPV Borrowers) with a balance less than or equal to $[***] individually and $[***] in the aggregate, (ii) deposit account of an Approved SPV Borrower, (iii) any deposit account of the Company and its Subsidiaries with respect to which all funds on deposit at the end of each Business Day are automatically swept into the Concentration Account and (iv) any other deposit account of the Company and its Subsidiaries with respect to which the granting of a Lien to the Collateral Agent is prohibited pursuant to any contractual agreement so long as such contractual agreement was not entered into in contemplation of causing such deposit account to not be a Company Account.
“Company Receivables” means all unsecured consumer installment loan receivables originated by the Originator or its Affiliates, or, with respect to a Bank Partner Originated Receivable, originated by the applicable Bank Partner Originator and sold by such Bank Partner Originator to the applicable Bank Partner Subsidiary, from time to time, including the Receivables.
“Compliance Certificate” means a certificate executed by an Authorized Officer of the Borrower and in a form acceptable to the Administrative Agent and the Required Lenders to be attached as Exhibit H prior to the first Reporting Date.
“Concentration Account” means the deposit account of the Company with an account number ending in [***] maintained with BMO Bank N.A.
“Confidential Information” as defined in Section 9.22.
“Consolidated Debt to Tangible Net Worth Ratio” means, as of any date of determination, with respect to the Company and its Subsidiaries on a consolidated basis, (a) all Indebtedness (other than Indebtedness in an aggregate outstanding amount not to exceed $[***] and described in clause (b) of such definition) of the Company and its Subsidiaries on a consolidated basis divided by (b) Adjusted Tangible Net Worth.

“Consolidated Net Income” means, for any period, an amount equal to (a) the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) any net extraordinary, nonrecurring or unusual gains, and plus (c) any net extraordinary, nonrecurring or unusual losses.
“Contract” means, with respect to any Approved SPV Borrower, a “Contract” as defined in the applicable Approved SPV Credit Agreement.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contribution Agreement” means the Contribution Agreement, dated as of the Closing Date, between the Company and the Borrower.
“Control” means, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other beneficial interests or by contract or otherwise.
“Covenant Trigger” means the occurrence of (i) any Collateral Performance Trigger, or (ii) breach of any Financial Covenant.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of (a) this Agreement, the Notes, if any, the Collateral Documents, the Direction Letters, the Fee Letter, the Contribution Agreement and (b) all other documents, instruments or agreements executed and delivered by the Borrower for the benefit of any Agent or any Lender in connection therewith.
“Credit Extension” means the making of a Loan.
“Credit Party” means each of the Borrower and the Company.
“Credit Policies” means the credit policies and practices, credit models and underwriting guidelines (including, without limitation, the Originator’s methodology with respect to assigning [***], maximum allowable payment-to-income ratios, minimum allowable [***], minimum allowable [***], minimum allowable [***], renewal policies and procedures and exception policies) (i) of the Originator in effect as of the date hereof (with respect to Receivables originated by the Company or its Affiliates) and (ii) of each Bank Partner Originator in effect as of the date hereof (with respect to Receivables originated by any Bank Partner Originator), in each case, as such guidelines may be amended from time to time in accordance herewith.
“Cumulative Net Loss Rate (Loans)” means, as of any Reporting Date and with respect to all Receivables of a Common Age within a Vintage Pool, a rate, expressed as a percentage equal to a fraction, (a) the numerator of which is the Cumulative Net Losses with respect to such Receivables in such Vintage Pool and (b) the denominator of which is the aggregate UPB of all

Receivables in such Vintage Pool at the time of origination by the Originator or the applicable Bank Partner Originator, as applicable.
“Cumulative Net Losses” means, as of any date of determination and with respect to all Receivables of a Common Age within a Vintage Pool, the aggregate UPB of Receivables in such Vintage Pool that have become Charged-Off Receivables during the period beginning on the applicable Origination Date through the last day of the most recently ended Collection Period, net of all Net Liquidation Proceeds with respect to such Receivables as of the last day of the most recently ended Collection Period.
“Days Past Due” means, as of any date of determination and with respect to any Receivable that is not marked as current in the Loan Database, the number of calendar days elapsed since the due date of the earliest Scheduled Receivables Payment that has not been received from the related Obligor.
“Debtor Relief Laws” means the Bankruptcy Code, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets, assignment for the benefit of creditors or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally or the rights of creditors of banks.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Funding Rate” as defined in Section 2.5.
“Delayed Draw Loans” has the meaning assigned to such term in Section 2.1(a).
“Delinquency Rate (Loans)” means, as of any date of determination with respect to any Receivables, as of such date, a rate, expressed as a percentage, equal to a fraction (a) the numerator of which is the aggregate UPB of all Receivables that are Delinquent Receivables and (b) the denominator of which is the aggregate UPB of all Eligible Receivables, in each case, as of the last day of the most recently ended Collection Period.
“Delinquent Receivable” means, with respect to any Approved SPV Borrower, a “Delinquent Receivable” (as defined in the applicable Approved SPV Credit Agreement).
“Direction Letters” means with respect to each Approved SPV Borrower, an instruction letter from the Agent to the agent or managing lender under the applicable Approved SPV Credit Agreement directing such agent or managing lender to remit all amounts payable to such Approved SPV Borrower directly to the Collection Account in the name of the Borrower, and agreed to by such agent or managing lender and such Approved SPV Borrower.
“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligibility Criteria” means, with respect to any Receivable owned by an Approved SPV Borrower, the “Eligibility Criteria” (as defined in the applicable Approved SPV Credit Agreement).
“Eligible Receivable” means, with respect to any Receivable, an “Eligible Receivable” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement) as of the applicable date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate” means, when used with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed to be a single employer within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Plan (excluding those for which the provision of thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Credit Party or any of their respective ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to any Credit Party or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which is reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability on any Credit Party or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Credit Party or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any Credit Party or any of their respective ERISA Affiliates, with respect to any Plan, of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, 502(c) or Section 4071 of ERISA in respect of any Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Plan of any Credit Party or any of their respective ERISA Affiliates; (x) receipt from the IRS of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Plan.
“ESG Issue” means a finding by a judge, jury, regulatory or law enforcement agency that any Credit Party has materially violated any law or regulation relating to: protection of the environment; worker safety; fair wages and working conditions; collective bargaining; unlawful discrimination; child or forced labor; bribery or corruption; consumer, patient or tenant protection or privacy; fair lending or fair debt collection practices; product or drug safety; or taxation.
“Event of Default” means any of the conditions or events set forth in Section 7.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document, any of the following Taxes: (a) Taxes (i) imposed on or measured by any Recipient’s net income (or franchise Taxes imposed in lieu of net income Taxes) by the jurisdiction under which such Recipient is organized or conducts business, (ii) that are branch profit Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which a Recipient is located or organized, (iii) that are Other Connection Taxes; (b) any withholding Tax that is imposed on amounts payable to a Recipient pursuant to a law in effect on the date such Recipient becomes a party to this Agreement or designates a new lending office or branch without the written consent of Borrower (except in each case to the extent that amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office), (c) Taxes imposed on amounts payable under this Agreement that are attributable to a Recipient’s failure to comply with Section 2.14(f), and (d) Taxes imposed pursuant to FATCA.
“Facility” as defined in the recitals hereto.
“Fair Valuation” means, in respect of any Person, the value of the consolidated assets of such Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s-length transaction.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to, any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Section of the Code.

“Fee Letter” means the Fee Letter, dated as of the Closing Date, among the Agent, the Castlelake Representative and the Borrower, as it may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Final Maturity Date” means the four year anniversary of the initial Credit Date, as such date may be extended pursuant to Section 2.12.
“Financial Covenants” means financial covenant tests set forth on Appendix C-2.
“First Payment Delinquency Ratio (Loans)” means, with respect to any Reporting Date and any Monthly Vintage Pool or Vintage Pool, as applicable, a rate, expressed as a percentage, equal to a fraction (a) the numerator of which is the aggregate original UPB of all Receivables in such Monthly Vintage Pool or Vintage Pool at the time of origination by the Originator or the applicable Bank Partner Originator, as applicable, with respect to which the related Obligor failed to make the first Scheduled Receivable Payment when due and (b) the denominator of which is the aggregate original UPB of all Receivables in such Monthly Vintage Pool or Vintage Pool at the time of origination by the Originator or the applicable Bank Partner Originator, as applicable.
“Fiscal Quarter” means, with respect to a particular Fiscal Year, each fiscal quarter corresponding to such Fiscal Year.
“Fiscal Year” means, with respect to the Company or the Borrower, any consecutive twelve-month period commencing on the date following the last day of the previous fiscal year and ending on December 31.
“Foreign Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA that is (a) neither subject to ERISA nor a governmental plan within the meaning of Section 3(32) of ERISA and (b) required to be maintained or funded under the laws of any jurisdiction other than the United States or a state within the United States or an instrumentality thereof.
“Funding Notice” means a notice substantially in the form of Exhibit A.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity (including the CFPB) or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guaranty” means that certain Guaranty, dated as of the Closing Date, by the Company in favor of the Agent.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“In-Process Vintage Pool” means a group of three Monthly Vintage Pools in a common calendar quarter for which as of any date of determination the Vintage Pool Maturity Event has either (i) not yet occurred or (ii) has occurred within the previous sixty (60) calendar day.
“Indebtedness” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (i) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above, and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, fees, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable, documented, out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced by any Person, whether or not any such Indemnitee shall be designated as a party or potential party thereto, and any reasonable, documented, out-of-pocket fees or expenses incurred by Indemnitees in enforcing the indemnification provisions of Section 9.3), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise) incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including each Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)). For the avoidance of doubt, Indemnified Liabilities shall not include Excluded Taxes.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document, and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” as defined in Section 9.3(a).
“Indemnitee Agent Party” as defined in Section 8.9.
“Indemnitor” as defined in Section 9.3(c).
“Independent Accountants” means (a) RSM McGladrey, Inc. or (b) such other nationally recognized firm of independent certified public accountants acceptable to the Required Lenders in their reasonable discretion.
“Independent Director” means an employee of Citadel SPV Services (USA) LLC or another nationally recognized entity that provides, in the ordinary course of its respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, or another natural person meeting the qualifications set forth in Section 6.13 and otherwise acceptable to the Required Lenders in their sole discretion.
“Initial Credit Date Loans” has the meaning assigned to such term in Section 2.1(a).
“Interest Period” means, with respect to any Loan, (a) with respect to the initial Settlement Date, the period beginning on the initial Credit Date and ending on the last day of the calendar month immediately preceding the calendar month in which the initial Settlement Date occurs, and (b) with respect to any other Settlement Date, the immediately preceding calendar month; provided, that no Interest Period with respect to any portion of the Loans shall extend beyond the Termination Date.
“Interest Rate” means, with respect to any Loan and any date of determination, (a) with respect to any date during the Pre-Bank Acquisition Period, twelve and one half percent

(12.50%) per annum, and (b) with respect to any other date, thirteen and one half percent (13.50%) per annum.
“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, any of the Securities of any other Person, (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person, and (c) any direct or indirect loan, advance or capital contributions by such Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“IRS” means the United States Internal Revenue Service, or any successor agency.
“Key Employee” means any of [***], such other Persons identified in any side letter entered into between the Required Lenders and the Company and any replacement approved by the Required Lenders acting in a commercially reasonable manner.
“Lease Member Fee” means an annual expense reimbursement amount payable to the applicable member of Castlelake Representative as set forth in the Organizational Documents of Castlelake Representative which expense shall be deemed to be incurred by such member on account of its actual organizational and structural costs of owning its portion of the Commitments and Loans, invoices with respect to which shall be provided to the Borrower by such applicable member of Castlelake Representative upon the Borrower’s request.
“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lender Affiliate” means, as applied to any Lender or Agent, any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 20% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lifetime Annualized Net Yield Rate (Loans)” means as of any Reporting Date and with respect to all Receivables within a Monthly Vintage Pool a rate, expressed as a percentage, equal to (X)(A)(i) the aggregate amount of Approved SPV Collections received with respect to such Receivables that have not been applied to principal repayments of such Receivables as of the end of the related Collection Period, minus (ii) the aggregate principal balance of all Charged-Off Receivables in such Monthly Vintage Pool as of the end of the related Collection Period, minus (iii) the cumulative Approved SPV Servicing Fees (excluding any Approved SPV Backup Servicing Fees) accrued and paid to date with respect to the Receivables in such Monthly Vintage Pool through the end of the related Collection Period, divided by (B) the average of the sum of the Remaining Funded Amounts of the Receivables that are not Charged-Off Receivables in such Monthly Vintage Pool as of the end of each Collection Period since origination, multiplied by (Y) 12, divided by (Z) the weighted average Age of all Receivables in such Monthly Vintage Pool.
“Liquidity” means, as of any date of determination, (i) unrestricted cash of the Company and its consolidated Subsidiaries, plus (ii) the least of (x) the aggregate undrawn commitments to lend under the Approved SPV Credit Agreements, (y) (1) the highest advance rate, up to the borrowing capacity, under any Approved SPV Credit Agreement under which there is borrowing capacity, multiplied by (2) the sum of (I) the amount of Company Receivables that are “Eligible Receivables” (or such similar defined term in any other Approved SPV Credit Agreement) with respect to any Approved SPV Credit Agreement and are owned by the Company, OppWin, OppWin BPI or other consolidated Subsidiary of the Company (other than any Approved SPV Borrower) as mutually agreed by the Borrower and the Required Lenders and (II) with respect to each Approved SPV Credit Agreement, the amount by which the “Borrowing Base” (or such similar defined term in such Approved SPV Credit Agreement) with respect to such Approved SPV Credit Agreement exceeds the aggregate principal amount of all outstanding loans that were advanced to the borrower of such Approved SPV Credit Agreement.
“Loan” or “Loans” as defined in Section 2.1(a).
“Loan Database” means the databases, platforms and systems (including, without limitation, Infinity) maintained by the Servicer with respect to the Company Receivables, which provides, on a loan-by-loan basis, up-to-date information regarding all activities with respect to the Company Receivables, including but not limited to originations, payments, charge-offs and recoveries.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or liabilities of a Credit Party, (b) the ability of a Credit Party to fully and timely perform its respective obligations under the Credit Documents or the Bank Partner Program Agreements to which it is a party (including, without limitation, the Obligations of the Borrower), (c) the ability of the applicable Bank Partner Originator to fully and timely perform its obligations under the applicable Bank Partner Program Agreements relating to Receivables owned by any OppFi Party, (d) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document or any Bank Partner Program Agreement to which it is a party or against a Bank Partner Originator of the applicable Bank Partner Program Agreements which has a material adverse effect on the Receivables owned by any OppFi Party, (e) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document or (f) the enforceability or collectability (other than with respect to the creditworthiness of the related Obligor) of the Receivables owned by any OppFi Party.
“Material Contract” means any contract or other arrangement to which the Borrower is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Maturity Date Extension Request” has the meaning assigned to such term in Section 2.12.
“Maximum Committed Amount” means $100,000,000.
“Monthly Annualized Excess Spread (Loans)” means, as of any Reporting Date, a rate, expressed as a percentage equal to the product of (x) 12 and (y) a fraction, (a) the numerator of which is (1) the aggregate interest and fees paid in respect of each Receivable by the related Obligor during the related Collection Period minus (2) the sum of (i) the aggregate accrued interest, fees and expenses to be paid to each Servicer, Approved SPV Backup Servicer, Approved SPV Collection Account Bank, Approved SPV Intercreditor Agent, Bank Partner Collection Account Bank, Approved SPV Disbursement Account Bank, Approved SPV Administrative Agent and Approved SPV Lenders pursuant to the priority of payments under each Approved SPV Credit Agreement with respect to the related Collection Period and (ii) the aggregate UPB of Receivables that have become Charged-Off Receivables during the most recently ended Collection Period net of all Net Liquidation Proceeds received in the related Collection Period and (b) the denominator of which is the aggregate UPB of all Receivables at the beginning of the related Collection Period.
“Monthly Servicing Report” means that Monthly Servicing Report in a form acceptable to the Administrative Agent and the Required Lenders to be attached as Exhibit G prior to the first Reporting Date.
“Monthly Vintage Pool” means, any pool of Receivables originated by the Originator or the applicable Bank Partner Originator, as applicable, during any calendar month; provided, that, for the avoidance of doubt, any Receivable that is subsequently sold by an Approved SPV Borrower or repurchased in accordance with the applicable Approved SPV Credit Agreement, shall remain in the applicable Monthly Vintage Pool(s) notwithstanding such sale or repurchase.
“Moody’s” means Moody’s Investor Services, Inc., and any successor thereto.
“Multiemployer Plan” means any Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes, is obligated to contribute to, or in the preceding five calendar years preceding the date hereof had an obligation to contribute to.
“Net Liquidation Proceeds” means, with respect to any Receivable owned by an Approved SPV Borrower, “Net Liquidation Proceeds” (as defined in the applicable Approved SPV Credit Agreement).
“Net Insurance Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by the Borrower or the Company in respect of any covered loss under any policy of insurance specified in Section 5.8, minus (b) any actual and reasonable costs incurred or to be incurred by the Borrower or the Company in connection with the adjustment or settlement of any claims of the Borrower or the Company in respect thereof.
“Non-Funding Lender” means any Lender that has failed to make a Loan required to be made by it pursuant to Section 2.1 which failure remains unremedied.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Note” means a promissory note substantially in the form of Exhibit B attached hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Agents or the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
“Obligor” means, with respect to any Receivable, the borrower under the related unsecured consumer installment loan or any other Person who owes or may be liable for payments under such Receivable.
“Opportunity Financial Score” means the internal credit score assigned to an Obligor by the Originator in accordance with the Credit Policies.
“OppFi Party” means any of the Borrower, an Approved SPV Borrower, the Company, the Servicer, the Originator or any Seller.
“OppWin” means OppWin, LLC.
“OppWin BPI” means OppWin BPI, LLC.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement, as amended, and (e) with respect to any statutory trust, its certificate of trust, as amended, and its trust agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Original Issue Discount” shall have the meaning assigned to it in Section 2.1(d).
“Origination Date” means for any Receivable, the date on which funds were disbursed by or on behalf of the applicable Bank Partner Originator or the Originator, as applicable, to an Obligor.
“Origination Fee” means, with respect to any Approved SPV Borrower, the “Origination Fee” as defined in the applicable Approved SPV Credit Agreement.
“Originator” means the Company, in its capacity as an originator.
“Originator Percentage” means, with respect to any Approved SPV Borrower, the “Originator Percentage” as defined in the applicable Approved SPV Credit Agreement.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment with the written consent of the Borrower).
“Participant Register” as defined in Section 9.6(h).
“Patriot Act” as defined in Section 4.20.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Permitted Expenses” means the reasonable and documented costs and expenses incurred by the Agents and the Lenders (and their respective agents or professional advisors) in connection with the preparation, administration, amendment and due diligence of this Agreement and the other Credit Documents and, which costs and expenses the Borrower shall reimburse to the Administrative Agent or shall pay or cause to be paid in accordance with the Credit

Documents. “Permitted Expenses” shall include, without limitation, the expenses set forth in Sections 5.10 and 9.2 hereof.
“Permitted Liens” means:
(a)Liens arising in favor of the Collateral Agent under the Collateral Documents;
(b)Liens imposed by law for Taxes, assessments or other governmental charges payable by the Borrower that are not yet due or are being contested in compliance with Section 5.3;
(c)Any right of set-off granted in favor of any depositary institution in respect of deposit accounts opened and maintained pursuant to the requirements of this Agreement;
(d)One or more judgment Liens imposed on the properties of the Borrower (other than the Borrower) securing judgments and other proceedings not constituting an Event of Default;
(e)Liens arising by operation of law or agreement in favor of landlords, warehousemen, carriers, mechanics or materialmen, custodians or depository banks incurred in the ordinary course of business and not in connection with the borrowing of money that are either not yet due or being contested in good faith and by appropriate proceedings;
(f)Liens otherwise permitted by this Agreement;
(g)Liens arising under any Approved SPV Credit Document;
(h)Liens arising under the Pledge Agreement, to be entered into after the date hereof, from the Borrower in favor of Midtown Madison Management LLC with respect to the SPV V LLC Interests; and
(i)Other Liens consented to in writing by the Administrative Agent and the Required Lenders.
“Permitted Tax Distribution Amount” means, as of any date of determination, distributions made by the Company to its equity holders in order to permit such equity holders to pay federal, state and local income Taxes on the Company and its consolidated Subsidiaries’ taxable income due and owing for any Fiscal Year, in an amount not to exceed [***]% of the cumulative taxable income of the Company and its consolidated Subsidiaries for such Fiscal Year.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, statutory trusts, series trusts, or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan” shall mean an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is covered by Title IV of ERISA and that (a) is currently or hereafter sponsored, maintained or contributed to by any Credit Party or any of their respective ERISA Affiliates or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by any Credit Party or any of their respective ERISA Affiliates.
“Plan Assets” as defined in Section 9.24.
“Plan Fiduciary” as defined in Section 9.24(c)(i).
“Pledge Agreement” means any of (i) that certain Pledge Agreement, to be entered into after the date hereof, from the Company in favor of the Collateral Agent with respect to certain Subsidiaries of the Company, (ii) that certain Pledge Agreement, to be entered into after the date hereof, from the Borrower in favor of the Collateral Agent with respect to the SPV V LLC Interests, (iii) that certain Pledge Agreement, to be entered into after the date hereof, from the Borrower in favor of the Collateral Agent with respect to the SPV IX Holdco LLC Interests or (iv) that certain Pledge Agreement, to be entered into after the date hereof, from SPV IX Holdco in favor of the Collateral Agent with respect to the SPV IX LLC Interests.
“Pre-Bank Acquisition Period” means the period starting on the Closing Date and ending and excluding the date of the consummation of the Bank Acquisition.
“Prepayment Additional Interest” has the meaning assigned to such term in the Fee Letter.
“Prepayment Date” has the meaning assigned to such term in Section 2.7(a).
“Principal Office” means, for the Administrative Agent, 6440 S. Millrock Drive, STE 400, Salt Lake City, UT 84121 (or such other location in the United States of America as the Administrative Agent may from time to time designate in writing to the Borrower and the Lenders).
“Purchase Agreement” means, with respect to any Approved SPV Borrower, any “Purchase Agreement” (as defined in the applicable Approved SPV Credit Agreement).
“QPAM Exemption” means ERISA Prohibited Transaction Class Exemption 84-14, as amended, and “QPAM” means a “qualified professional asset manager” within the meaning of the QPAM Exemption.
“Qualified Purchaser” means a “qualified purchaser” within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.
“Receivable” means any “Receivable” (as defined in the related Approved SPV Credit Agreement) that is, unless otherwise specified herein, owned by the related Approved SPV Borrower.
“Recipient” means any Agent or Lender, as applicable.

“Register” as defined in Section 2.3(a).
“Regulatory Trigger Event” means (a) the commencement by any Governmental Authority of any formal investigation (which for the avoidance of doubt excludes any Routine Inquiry), litigation or formal regulatory enforcement proceeding, against any OppFi Party, any third party then engaged by the Servicer as a sub-servicer, the applicable Bank Partner Originator or the Originator, challenging such Person’s authority to originate, hold, own, service, pledge or enforce any Receivable (whether owned by an Approved SPV Borrower or any other OppFi Party) with respect to the residents of any jurisdiction, or otherwise alleging any noncompliance by any OppFi Party, any third party then engaged by the Servicer as a sub-servicer, the applicable Bank Partner Originator or the Originator with such jurisdiction’s applicable laws related to originating, holding, pledging, servicing or enforcing such Receivable or otherwise related to such Receivable, which investigation, litigation or formal regulatory enforcement proceeding is not released or terminated in a manner reasonably acceptable to the Required Lenders within [***] calendar days of the earlier of any OppFi Party’s knowledge or receipt of written notice thereof, except for such legal actions, inquiries, investigations or proceedings relating to the California DFPI Complaint occurring prior to the Closing Date (“Level One Regulatory Trigger Event”); provided, that if prior to the expiration of such [***] calendar day period, the Administrative Agent has received evidence that the target of such formal investigation, litigation or formal proceeding is working in good faith with the applicable Governmental Authority to resolve such matter during such [***] calendar day period, such [***] calendar day period shall be extended to [***] calendar days of the commencement thereof; provided, further that, following notice to the Required Lenders of the occurrence of a Regulatory Trigger Event, if so requested by the Borrower, the Required Lenders in their sole discretion shall consider whether such event shall not be deemed a Level One Regulatory Trigger Event, and if the Required Lenders so determine, and notify the Borrower in writing, that they will not treat such event as a Level One Regulatory Trigger Event, then no Level One Regulatory Trigger Event shall be deemed to exist; provided, however, that (1) the Administrative Agent’s (acting at the written direction of the Required Lenders) failure to notify the Borrower that an event is not a Level One Regulatory Trigger Event shall result in such event constituting a Level One Regulatory Trigger Event until further written notice is delivered by the Administrative Agent, and (2) following notice of the occurrence of any additional Level One Regulatory Trigger Event or any change in status of such event or new development, the Administrative Agent (acting at the written direction of the Required Lenders) may notify the Borrower that it revokes such earlier determination and a Level One Regulatory Trigger Event shall be deemed to have occurred, or (b) the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any OppFi Party, any third party then engaged by the Servicer as a sub-servicer, the applicable Bank Partner Originator or the Originator materially restricting such Person’s ability to originate, hold, pledge, service or enforce any Receivable (whether owned by an Approved SPV Borrower or any other OppFi Party) or rendering a Purchase Agreement or a Bank Partner Sale Agreement unenforceable in such jurisdiction, which stay, order, judgment, cease and desist order or ruling is not released or terminated in a manner acceptable to the Required Lenders in their sole discretion within [***] calendar days of the earlier of any OppFi Party’s knowledge or receipt of written notice thereof (“Level Two Regulatory Trigger Event”);

provided, that, in each case, upon the favorable resolution of such action or proceeding (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), as determined by the Required Lenders in their reasonable discretion and confirmed by written notice from the Administrative Agent (acting at the written direction of the Required Lenders), such Regulatory Trigger Event for such jurisdiction shall cease to exist immediately upon such determination by the Required Lenders. It is understood and agreed that the jurisdiction of a Regulatory Trigger Event is the entire United States if the applicable Governmental Authority is a federal authority.
“Remaining Funded Amount” means, with respect to any Receivable and any date of determination, an amount equal to the product of (1) (a) the original UPB of such Receivable less all Origination Fees, closing fees, and any other amounts payable by the Obligor at origination minus (b) the product of (x) all principal payments made by the Obligor in respect of such Receivable as of such date of determination, and (y) 1 minus a fraction, the numerator of which is the aggregate amount of all Origination Fees, closing fees, and any other amounts payable by the Obligor at origination and the denominator of which is the original UPB of such Receivable at the time of origination and (2) the applicable Originator Percentage.
“Reporting Date” means the first Business Day immediately following the latest occurring “Reporting Date” under any Approved SPV Credit Agreement, beginning in the calendar month immediately following the month of the initial Credit Date or such other date as mutually agreed by the Borrower and the Castlelake Representative; provided, that without the Castlelake Representative’s consent, the Borrower shall not permit the “Reporting Date” under any Approved SPV Credit Agreement (x) to be moved to a later date in the month or (y) to be on a date other than the “Reporting Date” under any other Approved SPV Credit Agreement.
“Required Lenders” means, at any time, (i) Castlelake Representative and (ii) Lenders (which may include the Castlelake Representative) holding Loans representing more than fifty percent (50%) of the aggregate sum of the total Loans outstanding at such time; provided that, the Loans held by any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.
“Routine Inquiry” means any inquiry, written or otherwise, made by a Governmental Authority to any OppFi Party, any third party then engaged by the Servicer as a sub-servicer, the applicable Bank Partner Originator or the Originator in connection with (i) the transmittal of a customer complaint, (ii) a formal or informal request for information regarding the Person’s business activities, licensing status and/or regulatory posture (such as a normal-course supervisory request or market monitoring request) that does not involve compulsory investigative process imposed on the receiving party, or (iii) a civil investigative demand, formal inquiry or investigation by the Consumer Financial Protection Bureau or any attorney general (or any other similar proceeding by any other Governmental Authority) into acts or practices which include allegations that if accurate would not present material risk that the applicable Receivables or the related Portfolio Documents could reasonably be expected to be invalid, illegal or unenforceable or that the servicing or collection of the applicable Receivables or the related Portfolio Documents could reasonably be expected to be impeded materially.

“S&P” means Standard & Poor’s Rating Services, Inc., a Standard & Poor’s Financial Services, LLC business, and any successor thereto.
“Scheduled Receivable Payment” means, with respect to any Receivable owned by an Approved SPV Borrower, a “Scheduled Receivable Payment” (as defined in the applicable Approved SPV Credit Agreement).
“Secured Party” as defined in the Security Agreement.
“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Security Agreement” means the Security Agreement, to be entered into after the date hereof, between the Borrower and the Collateral Agent on behalf of the Secured Parties, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Seller” means any of (a) the Company, in its capacity as seller under a Purchase Agreement, (b) each Bank Partner Subsidiary, in its capacity as seller under the applicable Bank Partner Sale Agreement, as applicable.
“Servicer” means the Company, in its capacity as servicer under a Servicing Agreement.
“Servicer Default” means, with respect to any Approved SPV Borrower, a “Servicer Default” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement).
“Servicing Agreement” means, with respect to any Approved SPV Borrower, the “Servicing Agreement” (or equivalent thereof, as defined in the applicable Approved SPV Credit Agreement).
“Servicing Policy” as defined in the applicable Servicing Agreement.
“Settlement Date” means (a) the first Business Day immediately following the latest occurring “Settlement Date” under each Approved SPV Credit Agreement, beginning in the calendar month immediately following the month of the initial Credit Date or such other date as mutually agreed by the Borrower and the Castlelake Representative; provided, that without Castlelake Representative’s consent, the Borrower shall not permit the “Settlement Date” under any Approved SPV Credit Agreement (x) to be moved to a later date in the month, or (y) to be on a date during a month other than the “Settlement Date” under any other Approved SPV Credit Agreement, and (b) the Final Maturity Date.
“Similar Laws” as defined in Section 4.23.
“Solvency Certificate” means a Solvency Certificate of an Authorized Officer of each Credit Party substantially in the form of Exhibit F.
“Solvent” means, with respect to any Person, that as of the date of determination, both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the assets of such entity, at Fair Valuation, (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“SPAC Transaction” means the transactions contemplated by and in connection with the Business Combination Agreement.
“SPAC Warrants” means warrants to purchase shares of OppFi Inc. that were issued solely in connection with the SPAC Transaction.
“SPV V” means Opportunity Funding SPE V, LLC.
“SPV V Credit Agreement” means the Second Amended and Restated Revolving Credit Agreement, dated as of February 13, 2025, by and among SPV V, the Company, as originator, servicer and a seller, OppWin, as a seller, OppWin BPI, LLC, as a seller, Midtown Madison Management, LLC, and lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.
“SPV V LLC Interests” means the right, title and interest in, to and under 100% of the Capital Stock of SPV V wherever located, whether now owned or hereafter acquired or arising, whether consisting of general intangibles or investment property (as those terms are defined in the UCC) together with all of the rights and privileges with respect thereto, all proceeds, income, distributions, dividends and profits thereof and all property received in exchange thereof or in substitution therefor.
“SPV IX” means Opportunity Funding SPE IX, LLC.
“SPV IX Holdco” means SPE IX Holdco, LLC.

“SPV IX Holdco LLC Interests” means the right, title and interest in, to and under 100% of the Capital Stock of SPV IX Holdco wherever located, whether now owned or hereafter acquired or arising, whether consisting of general intangibles or investment property (as those terms are defined in the UCC) together with all of the rights and privileges with respect thereto, all proceeds, income, distributions, dividends and profits thereof and all property received in exchange thereof or in substitution therefor.
“SPV IX Credit Agreement” means the Revolving Credit Agreement, dated as of September 29, 2025, by and among SPV IX, as borrower, the Company, in its individual capacity and as servicer, originator and a seller, OppWin, LLC, as a seller, OppWin BPI, LLC, as a seller, UMB Bank, N.A., as administrative agent and collateral agent, Randolph Receivables 2 LLC, as a lender and the lenders parties thereto from time to time, as amended, modified or supplemented from time to time in accordance with the terms thereof.
“SPV IX LLC Interests” means the right, title and interest in, to and under 100% of the Capital Stock of SPV IX wherever located, whether now owned or hereafter acquired or arising, whether consisting of general intangibles or investment property (as those terms are defined in the UCC) together with all of the rights and privileges with respect thereto, all proceeds, income, distributions, dividends and profits thereof and all property received in exchange thereof or in substitution therefor.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Availability” means, as of any date of determination, (I) the lesser of (a) the Term Loan Commitments on such date and (b) the Borrowing Base, minus (II) the aggregate amount drawn of Loans as of such date.
“Term Loan Commitment” or “Term Loan Commitments” means (a) as to any Lender, the commitment of such Lender to make Loans, as set forth on Appendix A, as the same may be reduced or increased from time to time pursuant to assignments or participations by or to such Lender pursuant to Section 9.6, and (b) as to all Lenders, the aggregate commitments of all Lenders to make Loans in an aggregate amount not to exceed the Maximum Committed Amount.

“Term Loan Draw Period” means the period commencing on the Closing Date and ending on the earlier to occur of (i) February 10, 2027, and (ii) the date the Term Loan Commitments are terminated in accordance with Section 7.1.
“Termination Date” means the earliest to occur of (a) the Final Maturity Date, (b) the occurrence and continuance of an Event of Default and the declaration of all outstanding Obligations to be due and payable pursuant to Section 7.1, (c) the date on which all Term Loan Commitments have terminated or expired and all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full in immediately available funds, and (d) the effectiveness of the Borrower II Loan Agreement.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UPB” means, with respect to any Receivable owned by an Approved SPV Borrower, “UPB” (as defined in the applicable Approved SPV Credit Agreement).
“U.S. Person” means any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” as defined in Section 2.14(f).
“Vintage Pool” means a group of three Monthly Vintage Pools in a common calendar quarter.
“Vintage Pool Maturity Event” means, with respect to each Vintage Pool, the occurrence of the rate, expressed as a percentage, equal to a fraction, of (i) the outstanding Principal Balance of all Eligible Receivables within such Vintage Pool other than Charged-Off Receivables as of the most recent calendar month end divided by (ii) the original principal balance of all Eligible Receivables within such Vintage Pool, equaling less than [***].
“Voluntary Prepayment Excess Amount” has the meaning assigned to such term in Section 2.7(b).
“Voluntary Prepayment Threshold Amount” means, with respect to any Prepayment Date (i) [***] of the original principal amount of Loans advanced on or prior to such date (without giving effect to any Original Issue Discount), plus (ii) to the extent such Prepayment Date is an applicable Settlement Date, the scheduled principal repayment required to be made on such Prepayment Date pursuant to Section 2.6.
“Weighted Average Lifetime Annualized Net Yield Rate (Loans)” means, as of any Reporting Date and with respect to each Vintage Pool, the weighted average of the Lifetime Annualized Net Yield Rates with respect to each Monthly Vintage Pool in such Vintage Pool (based on the original aggregate Remaining Funded Amount of the Receivables in such Monthly Vintage Pool).

“ZBA Account” means any deposit account of the Company and its Subsidiaries with respect to which all funds on deposit at the end of each Business Day are automatically swept into the Concentration Account.
1.2.Accounting Terms
All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Company’s audited financial statements, except as otherwise specifically prescribed herein.
1.3.Interpretation, etc.
Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires otherwise or otherwise specified in any applicable Credit Document, (a) reference to any Person includes that Person’s successors and assignees, (b) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), and (c) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time. Unless otherwise specified, all references herein to times of day shall be references to New York City time.
Notwithstanding anything contained in this Agreement or any other Credit Document, with respect to any determination of the financial covenants, in the case of any acquisition (including, for the avoidance of doubt, the Bitty Acquisition), income statement items (whether positive or negative) attributable to the property or Person subject to such transaction shall be included as of the first day of the applicable calculation period with respect to any test or covenant for which the relevant determination is being made.

SECTION 2.LOANS
2.1.Term Loan Commitments.
(a)Subject to the provisions of this Agreement, including, without limitation satisfaction or waiver in writing by Administrative Agent of the applicable conditions set forth in Article III hereof, each Lender severally agrees to make (i) Loans in an aggregate principal amount of $75,000,000 on the initial Credit Date (the “Initial Credit Date Loans”) and (ii) additional Loans in an aggregate principal amount of up to $25,000,000 from time to time as requested by the Borrower following the initial Credit Date and during the Term Loan Draw Period (the “Delayed Draw Loans”), in each case with such aggregate Initial Credit Date Loans and Delayed Draw Loans by each Lender not exceeding such Lender’s respective Term Loan Commitment to Borrower; provided, that once repaid, no Term Loan may be re-borrowed. Each Loan shall be made in an amount requested by Borrower not to exceed, individually, the Term Loan Availability, or in the aggregate, the Maximum Committed Amount, provided, that, no Lender shall be obligated to provide funding for any Loan that would increase the aggregate amount of all Loans funded by such Lender (including any Loans made by any predecessor in interest to such Lender) to an amount in excess of such Lender’s Term Loan Commitment. Once repaid, no portion of the Loans may be re-borrowed. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. Notwithstanding anything else herein to the contrary, no Loans shall be requested or made after the Term Loan Draw Period. After giving effect to the Initial Credit Date Loans, the aggregate principal amount of Loans outstanding hereunder shall be $75,000,000.
(b)Obligations of Lenders. Each Loan shall be made by the Lenders ratably, in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
(c)Denomination of Loans. Loans shall be denominated in Dollars.
(d)Original Issue Discount. The funded amount of each Loan shall be reduced, prior to disbursement, by an original issue discount in the amount of one and a quarter percent (1.25%), which original issue discount shall be retained by the applicable Lender (the “Original Issue Discount”), and shall be deemed to be fully earned and nonrefundable on the date of each Loan, provided, that notwithstanding such deduction of Original Issue Discount from the funded amount of each Loan, Borrower shall be obligated to pay the full amount of such Loan, together with interest accruing on the full amount of each Loan, in each case, without giving effect to such deduction of Original Issue Discount, on the dates and times provided for payments of principal and interest hereunder.
(e)Loans. Notwithstanding anything herein to the contrary, all Loans hereunder and all other amounts or Obligations from time to time owing to the Lenders or the Administrative Agent hereunder shall constitute one general obligation of the Borrower and are secured by the Collateral Agent’s Lien on all Collateral as set forth more specifically in the Security Agreement.
(f)Borrowing Mechanics for Loans.
(i)Loans made on the initial Credit Date under this Facility shall be in an amount equal to $75,000,000. Loans made on any other Credit Date under this Facility shall be in an amount equal to or greater than the lesser of (x) $5,000,000, and (y) the remaining Term Loan Commitments.

(ii)Whenever the Borrower desires that the Lenders make Loans, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice together with a Borrowing Base Certificate no later than 2:00 p.m. (New York City time) at least five (5) Business Days in advance of the proposed Credit Date.
(iii)The Lenders shall, upon satisfaction of the conditions precedent specified herein, remit the amount of the Loans requested to the account designated by the Administrative Agent not later than 1:00 p.m. (New York City time) on the proposed Credit Date. Following Administrative Agent’s receipt of the full amount of a requested Loan, the Administrative Agent shall, by wire transfer of same day funds in Dollars, disburse such requested Loan to Borrower not later than 4:00 p.m. (New York City Time) on the proposed Credit Date to such account as may be designated in writing to the Administrative Agent by the Borrower.
(g)Termination of the Term Loan Commitments.
(i)Scheduled Termination. The Term Loan Commitments shall terminate on the earlier of (A) the date all of the Term Loan Commitments have been drawn and (B) the last day of the Term Loan Draw Period.
(ii)No Voluntary Termination by the Borrower. The Borrower may not terminate this Agreement or reduce or terminate any portion of the Term Loan Commitments prior to the first day following the Term Loan Draw Period without the prior written consent of the Administrative Agent and each Lender whose Term Loan Commitment would be reduced or terminated, except as provided in Section 2.7.
2.2.Use of Proceeds.
The proceeds of the Loans shall be applied by the Borrower to (a) purchase and finance the acquisition or maintenance of the Approved SPV LLC Interests, (b) dividend or otherwise distribute funds to the Company in connection with the Bank Acquisition or for general corporate purposes, and (c) pay reasonable ongoing fees and expenses incurred in connection with the Facility. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T or Regulation U of the Board of Governors of the Federal Reserve System, Regulation B, Regulation X or Regulation Z of the Consumer Financial Protection Bureau or any other regulation thereof or to violate the Exchange Act.
2.3.Register; Notes.
(a)Register. The Administrative Agent, acting as a non-fiduciary agent of the Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Term Loan Commitments and Loans from time to time (the “Register”). The Register shall be available for inspection by the Borrower or the Lenders at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent. The Administrative Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount (and stated interest) of the Loans, and any such recordation shall be conclusive and binding on the Borrower and the Lenders, absent manifest error. The Borrower hereby designates the entity serving as Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.3, and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(b)Notes. If so requested by a Lender prior to the Closing Date, or upon two (2) Business Days prior written notice at any time after the Closing Date, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes, as so requested, to evidence the Loans. For the avoidance of doubt, no Agent shall have any responsibility or obligations in connection with any Note delivered pursuant to this Section 2.3(b).
2.4.Interest on Loans.
(a)Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at the applicable Interest Rate.
(b)Interest payable pursuant to Section 2.4(a) shall be computed on the basis of a 360-day year, consisting of twelve 30-day months. In computing interest on any Loan, the related Credit Date or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.
(c)Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on (i) each Settlement Date, (ii) with respect to any prepayment, in whole or in part, of such Loan, the date of such prepayment in an amount equal to the interest accrued and unpaid on the amount so prepaid to the date of prepayment, and (iii) at maturity.
2.5.Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable in accordance with the provisions of Section 2.10 at a rate that is 3% per annum in excess of the Interest Rate (the “Default Funding Rate”) otherwise payable hereunder with respect to the Loans until no Event of Default is then continuing. Payment or acceptance of the increased rates of interest provided for in this Section 2.5 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or the Lenders.
2.6.Repayment of Loans. The Borrower shall repay the unpaid and outstanding principal amount of the Loans to the Administrative Agent, for the accounts of the Lenders, on each Settlement Date occurring in March and September of each calendar year, commencing with the Settlement Date occurring in March 2027, in an aggregate principal amount of the Loans equal to 10% of the aggregate principal amount of Loans funded by any Lender as of the Business Day immediately preceding such Settlement Date (or, if less, the amount required to repay the outstanding principal amount of the Loans in full). If not previously paid in accordance with the terms of this Agreement, the Borrower hereby unconditionally promises to pay the outstanding principal amount of all Loans (and any applicable amounts consolidated into and comprising such Loans), together with interest as provided herein, to the Administrative Agent, for the accounts of the Lenders, on the Termination Date. Any and all other amounts or

Obligations owing hereunder, if not otherwise specified herein, shall be due and payable in full in cash on the Termination Date.
2.7.Voluntary Prepayments.
(a)Subject to Section 2.7(b), Borrower may voluntarily prepay, in whole or in part, the principal balance of the outstanding Loans plus accrued and unpaid interest at any time, so long as Borrower shall have identified such prepayment date (the “Prepayment Date”), given Administrative Agent prior written notice not later than 1:00 p.m. New York time at least three (3) Business Days before the Prepayment Date (or such shorter notice as the Administrative Agent and Castlelake Representative may agree in their sole discretion), and paid the Prepayment Additional Interest, if any, on or before such Prepayment Date.
(b)Any voluntary prepayment of the Loans during the twelve-month period ending on and including such Prepayment Date that causes the aggregate prepayments during such period to exceed the Voluntary Prepayment Threshold Amount (such excess, the “Voluntary Prepayment Excess Amount”, which shall never be less than zero) shall be accompanied by the applicable Prepayment Additional Interest, if any. The Borrower acknowledges and agrees that the Prepayment Additional Interest is a reasonable projection of the Lenders’ actual damages in the event of the early payment of the Loans and is not a penalty. Notwithstanding anything herein to the contrary, no Prepayment Additional Interest shall be due upon (i) any repayment in accordance with Section 2.6, (ii) any prepayment following the occurrence of an Event of Default pursuant to Section 7.1(u), or (iii) in connection with the Bank Acquisition and the effectiveness of the Borrower II Loan Agreement.
2.8.[Reserved].
2.9.Controlled Accounts.
(a)On or prior to the initial Credit Date, the Borrower shall cause to be established and maintained, one or more deposit accounts at the Collection Account Bank, in the name of the Borrower, each designated as a Collection Account, as to which, following the effectiveness of such Collection Account Control Agreement, the Collateral Agent has control for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to a Collection Account Control Agreement.
(b)All income from amounts on deposit in the Collection Account shall be retained in the Collection Account, until the next Settlement Date, at which time such income shall be applied, at the direction of the Castlelake Representative (or a designee thereof) in accordance with Section 2.10. The Borrower shall treat all income from amounts on deposit in the Collection Account as its income for federal, state and local income tax purposes.
(c)The Borrower shall not withdraw any amounts on deposit in the Borrower's Collection Account except as permitted pursuant to Section 2.10(a) of this Agreement.
2.10.Application of Collections
(a)Prior to each Settlement Date, the Castlelake Representative shall confirm the accuracy of the Monthly Servicing Report and, on or prior to the Final Maturity Date, the Castlelake Representative shall instruct the Administrative Agent, based on the Monthly Servicing Report as confirmed by the Castlelake Representative, in writing, by 1:00 p.m. at least one (1) Business Day prior to each Settlement Date, to apply all funds on deposit in the Collection Account with respect to the related Collection Period on each Settlement Date as follows:

(i)First, on a pari passu basis, (A) to each Collection Account Bank, the Collection Account Bank Fees, reimbursable expenses and indemnification amounts of such Collection Account Bank accrued and unpaid as of the last day of the Collection Period and (B) to the Administrative Agent, to pay any other accrued but unpaid fees and expenses and indemnification amounts of the Administrative Agent (including, without limitation, the Administrative Agent Fee) and the Collateral Agent in connection with this Agreement and any other Credit Document;
(ii)Second, to each Lender, to pay any accrued but unpaid interest, fees and expenses of such Lender in connection with Obligations (including, without limitation, any Prepayment Additional Interest);
(iii)Third,
(a)with respect to any Settlement Date that occurs during any Amortization Period, to the Lenders, pro rata, all remaining amounts until the outstanding principal amount of the Loans and Obligations related to Loans has been reduced to zero; and
(b)with respect to any other Settlement Date, (x) if no Event of Default then exists, to the Lenders, (I) any amounts necessary to reduce a Borrowing Base Deficiency, if any, to zero and (II) if on a Settlement Date occurring in March or September, any required amortization payments on outstanding principal amounts of the Loans that are due and owing pursuant to Section 2.6, or (y) if an Event of Default then exists, to the Lenders, all remaining amounts until the outstanding principal amount of the Loans and Obligations related to Loans has been reduced to zero; and
(iv)Fourth, to the Borrower, for its own account, any remaining amounts.
(b)Neither the Administrative Agent nor the Castlelake Representative shall have any liability for any delay by the Collection Account Bank in transferring funds as directed by the Castlelake Representative to the Administrative Agent in accordance with this Section 2.10.
2.11.General Provisions Regarding Payments.
(a)All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the account of the Administrative Agent, the Collateral Agent or a Lender, as applicable, not later than 12:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds to the account designated by each Agent or each Lender, as applicable, in writing to the Administrative Agent. Funds received by the Administrative Agent, the Collateral Agent or a Lender after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day (except to the extent such delay in payment results solely from the Collection Account Bank’s failure to distribute funds on deposit in the Collection Account and available for distribution as of 12:00 p.m. on such Business Day in accordance with Section 2.10).

(a)All payments (including prepayments) in respect of the principal amount of any Loan shall be accompanied by payment of accrued and unpaid interest on the principal amount being repaid or prepaid.
(b)Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.
(c)The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent or any of the Administrative Agent’s Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
(d)The Administrative Agent shall give prompt written notice to the Borrower and the Lenders if any payment is not made in conformity with this Section 2.11. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Interest Rate or the Default Funding Rate, as applicable, from the date such amount was due and payable until the date such amount is paid in full.
2.12.Extension of Maturity Date.
(a)The Borrower may, by delivering written notice to the Administrative Agent and the Lenders (a “Maturity Date Extension Request”) no later than forty-five (45) days prior to the then existing Final Maturity Date, request that the Lenders extend the Final Maturity Date for an additional period of one year. Any extension may be granted by the Lenders at their sole discretion by delivering a written notice of the Lenders’ acceptance or rejection of the request to the Borrower not later than five (5) Business Days following receipt of the related Maturity Date Extension Request. Upon the delivery of the Lenders’ acceptance of an extension request, the Final Maturity Date shall be automatically extended for an additional period of one year (or such other period as mutually agreed in writing between the Borrower and the Lenders).
2.13.Increased Costs; Capital Adequacy.
(a)Compensation For Increased Costs. Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall have reasonably determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Indemnified Tax or Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder, (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements), or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining the Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall pay to such Lender within ten (10) Business Days of receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.13(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Term Loan Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.13(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.14.Taxes; Withholding; Payments Free of Taxes.
(a)Defined Terms. For purposes of this Section 2.14, the term “applicable law” includes FATCA.
(b)Payments Without Deduction or Withholding. Any and all payments by or on account of any obligation of a Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then such Credit Party shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after making all such deductions or withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent or a Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(c)Payment of Other Taxes. Each applicable Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes of such Credit Party.
(d)Indemnification. Each Credit Party shall indemnify the Administrative Agent and any Lender pursuant to this Section 2.14 within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.6(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.14, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Lenders.

(i)If a Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A), 2.14(f)(ii)(B)(I) through (V) and 2.14(f)(ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(g)(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax; and
(h)(B) any Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and, to the extent it is legally entitled to do so, from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)(I) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(j)(II) executed originals of IRS Form W-8ECI;
(k)(III) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the

Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Non-U.S. Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E;
(l)(IV) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;
(m)(V) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; and
(n)(VI) to the extent legally entitled to do so, executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(o)(C)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(p)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(q)(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(r)(h) Survival. Each party’s obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Facility, the repayment, satisfaction or discharge of all obligations under any Credit Document and the resignation or replacement of any Agent.
2.15.Obligation to Mitigate.
(a) Each Lender agrees that, as promptly as practicable after an officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Sections 2.13 or 2.14, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use commercially reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through a Lender Affiliate, or (b) take such other measures as such Lender may, in its sole discretion, deem appropriate if, as a result thereof, the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 2.13 or 2.14 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Term Loan Commitments or Loans through such Lender Affiliate, or in accordance with such other measures, as the case may be, would not otherwise adversely affect its Term Loan Commitments or Loans or the interests of the Borrower or such Lender; provided, such Lender will not be obligated to utilize a Lender Affiliate, pursuant to this Section 2.15 unless the Borrower agrees to pay all reasonable, documented, out-of-pocket incremental expenses incurred by such Lender as a result of utilizing such Lender Affiliate as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.15 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
(b)If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.14, it shall pay to the Borrower an amount equal to such refund, as determined by the Administrative Agent or such Lender in its sole discretion (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the

Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or a Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority. This subsection shall not be construed to require the Administrative Agent or each Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
2.16.Determination of Borrowing Base
The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate and Monthly Servicing Report delivered to the Administrative Agent by the Borrower and certified by an authorized officer of the Borrower.
2.17.Cure of Borrowing Base Deficiency
With respect to any Borrowing Base Deficiency, the Borrower shall, within two (2) Business Days of the earlier of (i) an Authorized Officer of the Borrower becoming aware that a Borrowing Base Deficiency exists, and (ii) receipt by the Borrower of notice from the Administrative Agent that a Borrowing Base Deficiency exists, (a) cause additional Receivables to be transferred to an Approved SPV Borrower, (b) deposit cash in any Collection Account, Approved SPV Collection Account or Approved SPV Disbursement Account, (c) prepay the Loans and/or (d) prepay the loans outstanding under an Approved SPV Credit Agreement, in an aggregate collectively for clauses (a)-(d) that is necessary to cure such Borrowing Base Deficiency; provided, for the avoidance of doubt, within any such period provided for in the foregoing, the related Borrowing Base Deficiency shall exist for all purposes of this Agreement until such Borrowing Base Deficiency is cured. In connection with any prepayment of the Loans made in order to cure a Borrowing Base Deficiency, the Company may make a corresponding capital contribution to the Borrower by depositing an amount up to such Borrowing Base Deficiency into the Collection Account for distribution in accordance with Section 2.10 hereof.
SECTION 3.CONDITIONS PRECEDENT
3.1.Closing Date.
The effectiveness of this Agreement and the obligation of the Lenders to make Loans hereunder on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date:
(a)Credit Documents. The Administrative Agent and the Lenders shall have received executed copies of each of this Loan Agreement, the Guaranty, the Contribution Agreement and the Fee Letter.
(b)Organizational Documents; Incumbency. The Administrative Agent and the Lenders shall have received copies of (i) each Organizational Document executed and delivered by each Credit Party, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of each Credit Party, (iii) resolutions of the board of directors, board of managers, managing member or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, as applicable, or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or its director of operations as being in full force and effect without modification or amendment, (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party's jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date, and (v) such other security agreements, insurance certificates and endorsements, financing statements, opinions of counsel, documents and instruments as the Administrative Agent or the Required Lenders may reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
(c)Due Organization and Good Standing. Each Credit Party shall be duly organized and in good standing in the jurisdiction of its organization and qualified to do business in any other jurisdiction where it conducts its business other than in jurisdictions where the failure to be so qualified has not had, and could not be reasonably expected to have, a Material Adverse Effect.
(d)Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents to which it is a party and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders. All applicable waiting periods shall have expired without any action being taken or threatened (in writing) by any Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(e)Solvency Certificate. On the Closing Date, the Administrative Agent and the Lenders shall have received a Solvency Certificate from the Credit Parties dated as of the Closing Date and addressed to the Administrative Agent, attesting that before and after giving effect to the consummation of the initial Credit Extension, each Credit Party is Solvent.
(f)Closing Certificates. The Borrower shall have delivered to the Administrative Agent and the Lenders an originally executed Closing Certificate.
(g)No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened (in writing) in any court or before any arbitrator or Governmental Authority with respect to any of the Credit Parties, any of the Key Employees or the transactions contemplated by the Credit Documents, that would reasonably be expected to have a Material Adverse Effect.
3.2.Conditions to Initial Credit Extension.
(a)Conditions Precedent to Initial Credit Date Loans. The obligation of the Lenders to make any Loan on the initial Credit Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:
(i)the Administrative Agent and the Lenders shall have received executed copies of the Security Agreement, each Pledge Agreement, each Collection Account Control Agreement with respect to each Collection Account of the Borrower and Direction Letters in respect of each Approved SPV Borrower;

(ii)the Administrative Agent and the Lenders shall have received an executed copy of an amendment to the SPV IX Credit Agreement in form and substance reasonably satisfactory to the Lenders;
(iii)the Administrative Agent and the Lenders shall have received an executed perfection certificate describing the assets of the Company and the Borrower in form and substance reasonably satisfactory to the Lenders;
(iv)except as contemplated by Section 5.12 or as otherwise agreed to by Castlelake Representative, all Collection Account Control Agreements contemplated in Section 5.7(a)(iii) have been completed;
(v)the Borrower shall have paid to the Administrative Agent and the Lenders, as applicable, the fees payable on the initial Credit Date referred to in the Fee Letter and all outstanding Permitted Expenses, to the extent invoiced at least 5 Business Days prior to such Credit Date, shall have been paid by the Borrower or reimbursed to the Agents and Lenders, as applicable;
(vi)the Administrative Agent and the Lenders shall have received executed copies of a written opinion of Sidley Austin LLP, counsel for each of the Borrower and Company, as to (i) corporate and enforceability matters and (ii) the creation and perfection of the security interests, dated on or prior to the initial Credit Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and their respective counsel;
(vii)the Administrative Agent and the Lenders shall have received evidence that the Borrower has appointed, and continues to maintain, Cogency Global Inc. as its agent for the purpose of service of process and such agent shall agree in writing to give the Borrower and the Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship;
(viii)the Administrative Agent and the Lenders shall have received a form of Monthly Servicing Report acceptable to the Administrative Agent and the Required Lenders in their sole discretions;
(ix)the Servicer shall have provided the Administrative Agent and the Required Lenders with remote, read-only on-line access to the Loan Database or an online dataroom, acceptable to the Administrative Agent and the Required Lenders in their reasonable discretions; and
(x)except as otherwise contemplated in Section 5.12, in order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, first priority perfected Lien (or solely with respect to any Approved SPV LLC Interests, a second priority perfected Lien) in the Collateral, the Collateral Agent and the Lenders shall have received:
(a)evidence satisfactory to the Administrative Agent and the Required Lenders of the compliance by the Borrower and the Company with their obligations under the Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit accounts as provided therein);

(b)the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal property of the Borrower in Delaware and the Company in Delaware, together with copies of all such filings disclosed by such search, which shall be provided by the Borrower;
(c)UCC termination statements (or similar documents) duly approved by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such searches with respect to the Collateral (other than any UCC financing statement filed in connection with the transactions contemplated under the Credit Documents);
(d)evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent, the Administrative Agent or the Lenders; and
(e)evidence that any Indebtedness (other than the Obligations or any obligations outstanding under an Approved SPV Credit Agreement) secured by the Collateral has been paid in full.
Any Agent shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent, such request is warranted under the circumstances.
3.3.Conditions to Each Credit Extension.
(a)Conditions Precedent. The obligation of the Lenders to make any Loan, on any Credit Date, other than a Delayed Draw Loan in connection with funding the consummation of the Bank Acquisition, is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:
(i)except as otherwise contemplated in Section 5.12, each Credit Document shall be in full force and effect, shall include terms and provisions reasonably satisfactory to the Required Lenders (provided that the terms and provisions set forth in the Credit Documents as of the Closing Date or, with respect to any Credit Document executed after the Closing Date but on or prior to the initial Credit Date, the initial Credit Date, as applicable, shall be deemed satisfactory to the Required Lenders) and no provision thereof shall have been amended, restated, supplemented, modified or waived in any respect determined by the Required Lenders to be material, in each case, without the consent of the Required Lenders;
(ii)the Administrative Agent shall have received a fully executed Funding Notice together with a Borrowing Base Certificate three (3) Business Days prior to such Credit Date, evidencing sufficient Term Loan Availability with respect to the requested Loan;
(iii)as of such Credit Date, the representations and warranties made by the Credit Parties contained herein and in the other Credit Documents to which it is a party shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or all respects, as applicable) on and as of such earlier date;
(iv)as of such Credit Date, after giving effect to such Loan, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
(v)no Closing Date Material Adverse Change shall have occurred;
(vi)no Covenant Trigger shall have occurred and be continuing;
(vii)such proposed Credit Date shall be during the Term Loan Draw Period and the Termination Date shall not have occurred; and
(viii)immediately prior to and after making the Credit Extensions requested on such Credit Date, no Borrowing Base Deficiency shall exist.
Any Agent shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent, such request is warranted under the circumstances.
3.4.Conditions to Bank Acquisition Credit Extension.
(a)Conditions Precedent to Delayed Draw Loans. The obligation of the Lenders to make a Delayed Draw Loan on a requested Credit Date in connection with funding the consummation of the Bank Acquisition is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:
(i)each Credit Document shall be in full force and effect and no provision thereof shall have been amended, restated, supplemented, modified or waived in any respect determined by the Required Lenders to be material, in each case, without the consent of the Required Lenders;
(ii)the Administrative Agent shall have received a fully executed Funding Notice together with a Borrowing Base Certificate three (3) Business Days prior to such Credit Date, evidencing sufficient Term Loan Availability with respect to the requested Loan;
(iii)as of such Credit Date, after giving effect to such Loan, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and
(iv)such proposed Credit Date shall be during the Term Loan Draw Period and the Termination Date shall not have occurred.
Any Agent shall be entitled, but not obligated, to request and receive, prior to the making of any Delayed Draw Loan, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent, such request is warranted under the circumstances.
SECTION 4.REPRESENTATIONS AND WARRANTIES
In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made hereunder, each of the Borrower and the Company represents and warrants, as to itself and on behalf of each Credit Party, to the Agents and the Lenders, on the Closing Date, on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):
4.1.Organization; Requisite Power and Authority; Qualification; Other Names
Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the laws of the State of its organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party, and to carry out the transactions contemplated thereby and fulfill its Obligations thereunder, and (c) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. The Borrower does not operate nor does business under any assumed, trade or fictitious name.
4.2.Due Authorization
The execution, delivery and performance of the Credit Documents to which each Credit Party is a party have been duly authorized by all necessary action on the part of such Credit Party.
4.3.No Conflict
The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a)(i) violate any provision of any law or any governmental rule or regulation applicable to such Credit Party, (ii) violate any of the Organizational Documents of such Credit Party, or (iii) violate any order, judgment or decree of any court or other agency of government binding on such Credit Party, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party, except as could not reasonably be expected to result in a Material Adverse Effect, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Permitted Liens), or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and delivered to the Administrative Agent.

4.4.Governmental Consents
The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with; consent or approval of; permit, license, authorization, plan or directive from; notice to; or other action to, with or by, any Governmental Authority or any other Person, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, on or prior to the Closing Date.
4.5.Binding Obligation
Each Credit Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and is the legally valid and binding obligation of such Credit Party and is in full force and effect, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.
4.6.Receivables
Each Receivable that is identified by the Borrower as an Eligible Receivable on a Borrowing Base Certificate or Funding Notice, or by the Borrower on a Monthly Servicing Report, satisfies the Eligibility Criteria.
4.7.No Material Adverse Effect
Since December 31, 2025, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.
4.8.No Change of Control
No Change of Control has occurred other than with the prior written consent of the Administrative Agent and the Required Lenders.
4.9.Adverse Proceedings, etc.
There are no Adverse Proceedings pending, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party nor, to the knowledge of any Credit Party, any Bank Partner Originator is (a) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10.Payment of Taxes
Except as otherwise permitted under Section 5.3, (i) all U.S. federal income tax returns and all other material tax returns and reports of the Borrower and the Company required to be filed have been timely filed, and (ii) all U.S. federal income Taxes and all other material Taxes due and payable, and all assessments, fees and other governmental charges upon the Borrower and the Company and upon its properties, assets, income, businesses and franchises which are due and payable have been timely paid when due and payable. Neither the Borrower nor the Company knows of any threatened (in writing) or proposed Tax assessment against it which is not being actively contested by the Borrower or the Company, as applicable, in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.11.Title to Assets
Each of the Borrower and the Company has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.9. Except as permitted by this Agreement, all properties and assets of the Borrower and the Company and all other Collateral is free and clear of Liens, other than Permitted Liens.
4.12.No Indebtedness
The Borrower does not have any Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement, the other Credit Documents or otherwise permitted hereunder. The Company does not have any Indebtedness, other than Indebtedness in compliance with Section 2(e) of the Guaranty.
4.13.No Defaults
No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and to each Credit Party's knowledge, no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where, (a) such defaults have been waived, or (b) individually or in the aggregate, the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.14.Governmental Regulation
The Borrower is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. The Borrower is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.15.Margin Stock
The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Borrower will be used directly or indirectly to purchase or carry any such Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T or U of the Board of Governors of the Federal Reserve System or Regulations B, X or Z of the Consumer Financial Protection Bureau.
4.16.Certain Fees
No broker's or finder's fee or commission will be payable by the Borrower or the Company with respect to this Agreement or any of the transactions contemplated hereby.
4.17.Solvency and Fraudulent Conveyance
The Borrower is and, upon the incurrence of any Credit Extension by the Borrower on any date on which this representation and warranty is made, will be, Solvent. The Company is Solvent and, upon the incurrence of any Credit Extension by the Borrower on any date during the Pre-Bank Acquisition Period on which this representation and warranty is made, will be, Solvent. No Credit Party is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. No Credit Party shall use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors.
4.18.Compliance with Statutes, etc.
Each Credit Party and, to the knowledge of the Credit Parties, each Bank Partner Originator, is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business, the activities contemplated herein applicable to such Credit Party and each Bank Partner Originator and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.19.Disclosure
No report, financial statement, certificate or other information furnished (whether in writing or orally) by or at the direction of any Credit Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time. There are no facts known to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to any Agent or any Lender for use in connection with the transactions contemplated hereby.
4.20.OFAC
None of Borrower, the Company and, to Borrower's knowledge, its other Affiliates, or any direct or indirect owner of any Capital Stock in any of the foregoing (collectively, “Transaction Persons”) is subject to sanctions of the United States government or in violation of any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or a Person similarly designated under any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”); any sanctions and regulations promulgated under authority granted by (a) the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, (b) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, (c) the Iraqi Sanctions Act, Pub. L. No. 101-513, (d) United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, (e) the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, (f) The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, (g) The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and (h) The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time ((a) through (h) collectively “Sanctions”). None of the Transaction Persons is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list maintained by the such office pursuant to any authorizing statute, Executive Order or regulation that prohibits dealings with such Persons or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders. None of the Transaction Persons is knowingly or will knowingly (x) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person in violation of Sanctions, (y) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act in violation of Sanctions, or (z) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.
4.21.Security Interest.
(a)The Security Agreement creates a valid and continuing security interest (as defined in the UCC) in the Collateral (as defined thereunder), in each case in favor of the

Collateral Agent, for the benefit of the Secured Parties, which security interest is prior to all other liens (subject to Permitted Liens);
(b)Immediately upon the pledge by the Borrower of the Approved SPV LLC Interests to the Collateral Agent under the applicable Pledge Agreements, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and enforceable security interest in the Approved SPV LLC Interests, free and clear of all liens, encumbrances, security interests and rights of others (subject to Permitted Liens); and
(c)Except as otherwise contemplated in Section 5.12, all filings (including, without limitation, UCC filings or other actions) necessary in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected Lien (or solely with respect to any Approved SPV LLC Interests, a second priority perfected Lien) in all of the Collateral have been made, given, taken or performed as of the initial Credit Date.
4.22.Payment Instructions; etc.
The Collection Account is maintained solely in the name of the Borrower. The Borrower has not granted any Person, other than the Collateral Agent as contemplated by this Agreement, dominion and control of any Collection Account, or the right to take dominion and control of any Collection Account at a future time or upon the occurrence of a future event (other than any such right in favor of the depository institution granted in connection with the opening of such accounts or pursuant to any Collection Account Control Agreement). The Collection Account Bank has been instructed to distribute funds on deposit in the Collection Account at the direction of the Administrative Agent. On or prior to the initial Credit Date, the Borrower has established and maintains the Cash Management System in accordance with Section 5.7.
4.23.ERISA
(a)No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect;
(b)None of the Credit Parties is an employee benefit plan subject to Title I of ERISA, a “plan” as defined in Section 4975(e)(1) of the Code and subject to Section 4975 of the Code, or a governmental plan, church plan, or Foreign Plan that is subject to federal, state, local or non-U.S. laws substantially similar in form or application to Section 406 of ERISA or Section 4975 of the Code (“Similar Laws”);
(c)None of the assets of any Credit Party constitute or will constitute “plan assets” within the meaning of U.S. Department of Labor Regulations Section 2510.3-101, as amended by Section 3(42) of ERISA (“Plan Assets”); and
(d)Assuming the applicable conditions of the representations and covenants in Section 9.24, the applicable conditions of which at all relevant times will be satisfied, the transactions contemplated by this Agreement will not cause a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a violation of any Similar Laws.
SECTION 5.AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that so long as any Term Loan Commitment is in effect and until payment in full of all of the Obligations (other than contingent indemnification obligations for which no claim, demand or notice has been made), it shall perform, and ensure that each applicable Affiliate perform, all covenants applicable to it in this Section 5.
5.1.Reports
The applicable Persons specified below shall deliver, or cause to be delivered, to the Administrative Agent for distribution to the Lenders:
(a)Collateral Reporting. On each Credit Date and, during the continuance of a Default or Event of Default and, in any event, on at least a monthly basis, at such other times as the Administrative Agent shall request, the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and the Required Lenders. The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by the Borrower to the Lenders that each Eligible Receivable included therein satisfies the Eligibility Criteria. The Administrative Agent and the Required Lenders shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Receivables or such other matters as are necessary to determine the Borrowing Base, but in each case, only to the extent the Administrative Agent or the Required Lenders, as applicable, is expressly provided such discretion by this Agreement and provides written notice to the Borrower of any such adjustment. Together with each Borrowing Base Certificate delivered pursuant to this clause (a) and each Monthly Servicing Report, the Borrower shall deliver, or cause the Servicer to deliver, to the Administrative Agent a schedule setting forth the applicable Bank Partner Retained Percentage with respect to each Receivable. Each certificate or report delivered to the Administrative Agent and or the Lenders pursuant to this Section 5.1(a) shall bear a signed statement by an Authorized Officer of the Borrower delivering such certificate or report certifying the accuracy and completeness of all information included therein;
(b)Notice of Default, Covenant Trigger and Servicer Default. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default, an Event of Default, a Covenant Trigger or a Servicer Default, (ii) that any Person has given any notice to any OppFi Party or taken any other action with respect to any event or condition set forth in Section 7.1, (iii) of the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, a certificate of one of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, a Covenant Trigger or Servicer Default, event or condition, and what action such OppFi Party has taken, is taking and proposes to take with respect thereto, or (iv) the execution of, together with a description of the terms of, any amendment, waiver or other modification of any Approved SPV Credit Agreement or any other credit facility of any OppFi Party as a result of any default under any of the foregoing;
(c)Notice of Litigation. Promptly upon any Authorized Officer of any Credit Party obtaining actual knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding against any OppFi Party or a Bank Partner Originator (in the case of a Bank Partner Originator, solely with respect to the Receivables, the origination of the Receivables or the sale of the Receivables to the applicable Bank Partner Subsidiary) not previously disclosed in writing by the Borrower to the Lenders, (ii) any development in any Adverse Proceeding against the Borrower, (iii) any material development in any Adverse Proceeding against any OppFi Party (other than the Borrower) that, if adversely determined, is reasonably likely to result in a judgment in an amount in excess of $[***], or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or by any Approved SPV Credit Agreement (including any restriction on any OppFi Parties’ Receivables origination or servicing practices), written notice thereof together with such other information as may be reasonably available to the OppFi Parties to enable the Administrative Agent, the Required Lenders and their respective counsel to evaluate such matters or (iv) any material development in any Adverse Proceeding against a Bank Partner Originator that, if adversely determined, is reasonably likely to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to any OppFi Parties to enable the Administrative Agent, the Required Lenders and their respective counsel to evaluate such matters or (v) any Regulatory Trigger Event which affects at least 10% of Bank Partner Originated Receivables;
(d)Breach of Representations and Warranties. Promptly upon any Credit Party becoming aware of a material breach with respect to any representation or warranty made or deemed made by any Credit Party in any Credit Document or in any certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith, a certificate of an Authorized Officer specifying the nature and period of existence of such breach and what action such Credit Party has taken, is taking and proposes to take with respect thereto;
(e)Information Regarding Collateral. The Borrower (and during the term of the Guaranty, the Company) will furnish to the Collateral Agent prior written notice of any change to its (i) corporate name, (ii) identity, organizational structure or jurisdiction of organization, or (iii) Federal Taxpayer Identification Number. The applicable Credit Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Credit Parties agrees to promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;
(f)Notice of Certain Bank Regulator Feedback. Except as prohibited by Applicable Law, the Borrower shall deliver prompt written notice to each of the Lenders of (i) any feedback from federal banking regulators indicating that in connection with the potential approval of the Bank Applications, a potential material decrease in the then value of the Collateral could reasonably be expected to occur as a result of bank regulator requirements, (ii) any Credit Party becoming aware of any fact or circumstance arising from regulatory reasons that would reasonably be expected to result in a material decrease in the then value of the Approved SPV LLC Interests or (iii) any definitive feedback or other definitive notification from federal banking regulators indicating that in connection with the potential approval of the Bank Applications, either the proposed (as of the Closing Date) post-Bank Acquisition organizational structure of the Company or the Borrower II Loan Agreement could not be implemented;
(g)Credit Policies and Servicing Policy. In accordance with Section 6.15, the Company shall provide at least ten (10) Business Days prior written notice to the Required Lenders of any change to the Credit Policies or the Servicing Policy; and
(h)Termination of Agent for Service of Process. The Borrower shall provide the Administrative Agent with prompt notice of any resignation of the service agent referred to Section 3.2 with respect to the Borrower, or any termination of the related agency relationship.
5.2.Existence
Each Credit Party shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

5.3.Payment of Taxes and Claims
The Borrower and the Company shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. The Borrower and the Company shall not file or consent to the filing of any consolidated income tax return with any Person (other than the Company or any of its Subsidiaries).
5.4.Compliance with Laws
Each Credit Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.5.Further Assurances
(a)At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request of such Credit Party in order to effect fully the purposes of the Credit Documents, including providing any Lender with any information reasonably requested pursuant to Section 9.19.
5.6.Separateness
The Borrower acknowledges that the Lenders are entering into this Agreement in reliance upon the Borrower's identity as a legal entity that is separate from any other Person. Therefore, from and after the date of this Agreement, the Borrower shall take all reasonable steps, including without limitation, all steps that the Required Lenders may from time to time reasonably request, to maintain the Borrower's identity as a separate legal entity and to make it manifest to third parties that the Borrower is a separate legal entity. Without limiting the generality of the foregoing, the Borrower agrees that it has not and shall not (except as otherwise provided in the Credit Documents):
(a)fail to maintain its limited liability company existence and make independent decisions with respect to its daily operations and business affairs and, other than decisions of its member pursuant to the terms of the limited liability company agreement of the Borrower, fail to not to be controlled in making such decisions by any Affiliate thereof or any other Person;

(b)fail to file its own tax returns, if any, as may be required under applicable law, to the extent it is (i) not part of a consolidated group filing a consolidated return or returns, or (ii) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;
(c)to the extent necessary for the operation of its business, (i) fail to maintain an email address not used by any Affiliate thereof, or (ii) share a telephone number or facsimile number with any such Affiliate;
(d)fail to pay its own liabilities only out of its own funds; provided, however, that the foregoing shall not require the member of the Borrower to make any additional capital contributions to the Borrower and shall not prohibit the Guaranty;
(e)fail to compensate (either directly or through reimbursement of its allocable share of any shared expenses) all employees, consultants and agents, and Affiliates of the Borrower, to the extent applicable, for services provided to the Borrower by such employees, consultants and agents or such Affiliates, in each case, from the Borrower's own funds; provided, however, that the foregoing shall not require the member of the Borrower to make any additional capital contributions to the Borrower;
(f)either (i) make or declare any dividends or other distributions of cash or property to the holders of its equity securities or (ii) make redemptions or repurchases of its equity securities, in either case except in accordance with appropriate corporate formalities and consistent with sound business judgment;
(g)engage, either directly or indirectly, in any business or activity other than the acquisition, ownership, financing and disposition of the Collateral in accordance with the Credit Documents and activities incidental thereto;
(h)acquire or own any material asset other than the Collateral and proceeds thereof;
(i)merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case, to the extent permitted by law, the Administrative Agent's and the Required Lenders' consent;
(j)fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, or without the prior written consent of the Administrative Agent and the Required Lenders, amend, modify, change, repeal, terminate or fail to comply with the provisions of the Borrower's certificate of formation, or its limited liability company agreement, as the case may be;
(k)except for its ownership of the Approved SPV LLC Interests, own any Subsidiary or make any investment in, any Person or entity without the consent of the Required Lenders;
(l)commingle its assets with the assets of any of its general partners, members, Affiliates, principals or any other Person or entity;
(m)incur any Indebtedness except the Obligations;

(n)fail to maintain its records, books of account and bank accounts, separate and apart from those of the general partners, members, principals and Affiliates of the Borrower or the Affiliates of a general partner or member of the Borrower or any other Person;
(o)except for the Credit Documents, and as otherwise expressly permitted by the Credit Documents, enter into any contract or agreement with the Company or any general partner, member, principal or Affiliate of the Company, except with the Required Lenders' consent and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or Affiliate of the Company, the Company, or any general partner, member, principal or Affiliate thereof or fail to maintain separate financial statements from those of its general partners, members, principles and Affiliates; provided, however, that the Borrower's financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of the Company and its Affiliates; provided, further, that such consolidated financial statements disclose that the Borrower is a separate legal entity and that its assets are not generally available to satisfy the claims of creditors of the Company and its Affiliates;
(p)seek the dissolution or winding up, in whole or in part, of the Borrower or take any action that would cause the Borrower to become insolvent;
(q)fail to take reasonable efforts to correct any misunderstanding known to the Borrower regarding the separate identity of the Borrower;
(r)maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(s)except as provided in the Credit Documents, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
(t)except as provided in the Credit Documents, make any loans or advances to any third party, including any general partner, member, principal or Affiliate of the Borrower, or any general partner, member, principal or Affiliate thereof;
(u)fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Borrower is responsible for the debts of any third party (including any general partner, member, principal or Affiliate of the Borrower, or any general partner, member, principal or Affiliate thereof);
(v)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations to the extent there exists sufficient cash flow from Collections to do so after payment of the Obligations, and this provision shall not require the member of the Borrower to make additional capital contributions to the Borrower;
(w)hold itself out as or be considered as a department or division (other than for tax purposes) of any general partner, principal, member or Affiliate of the Borrower or any other Person or entity;

(x)fail to allocate fairly and reasonably shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;
(y)acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;
(z)except for the Approved SPV LLC Interests, fail to have Organizational Documents that provide that, so long as the Obligations of the Borrower shall be outstanding, the Borrower shall not (i) seek the dissolution or winding up in whole, or in part, of the Borrower, or (ii) file or consent to the filing of any petition, either voluntary or involuntary, or commence a case under any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the consent of the Independent Director;
(aa)fail to cause its members, managers, directors, officers, agents and other representatives to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and
(ab)(bb) fail to observe all requisite organizational formalities under Delaware law.
In the event of any inconsistency between the covenants set forth in this Section 5.6 or the other covenants set forth in this Agreement, or in the event that any covenant set forth in this Section 5.6 poses a greater restriction or obligation than is set forth elsewhere in this Agreement, the covenants set forth in this Section 5.6 shall control.
5.7.Cash Management Systems
On or prior to the initial Credit Date, the Borrower shall establish and maintain cash management systems in accordance with the below.
(a)Cash Management System.
(i)On or prior to the initial Credit Date, the Borrower shall have established pursuant to the Collection Account Control Agreement for the benefit of the Collateral Agent, on behalf of the Secured Parties, the Collection Accounts of the Borrower as described in Section 2.9 into which Collections shall be deposited.
(ii)On or prior to the execution and delivery of any Approved SPV Credit Agreement (other than with respect to SPV V or SPV IX), the Borrower shall have delivered to the Agent and Lenders a Direction Letter with respect to such facility. The Borrower hereby agrees to direct each of the Approved SPV Borrowers to direct residual proceeds received on each “Settlement Date” (as defined in the applicable Approved SPV Credit Agreement), if any, pursuant to the applicable Direction Letter.
(iii)Within forty-five (45) days (or such longer period as permitted by the Required Lenders in their reasonable discretion) of the initial Credit Date, the Company shall cause to be delivered to the Agent, a Collection Account Control Agreement with respect to each Company Account located at BMO Bank N.A.
(iv)No later than 30 days (provided, that if, as of the expiration of such 30 day period, the Company is using reasonable efforts to execute the Collection Account

Control Agreement, then such 30 day period shall be automatically extended an additional 30 day period) after the opening of any Company Account, the Company shall cause to be delivered to the Agent, (i) a Collection Account Control Agreement with respect to such Company Account, and (ii) if applicable, evidence that the Person has duly granted to Agent, a Lien over such deposit account (collectively, as described in clauses (i) through (iv) of this Section 5.7(a), the “Cash Management System”).
(v)The Company shall not permit any changes to be made to the Cash Management System that would result in any ZBA Account ceasing to be either a (i) ZBA Account, or (ii) a deposit account subject to a Collection Account Control Agreement.
(b)The Borrower shall not establish any new Cash Management System without the prior written consent of the Administrative Agent and the Required Lenders in their sole discretions, and prior to establishing any such new Cash Management System, the Borrower shall cause each bank, financial institution or post office box, as applicable, with which it seeks to establish such a Cash Management System to enter into a control agreement similar to the Collection Account Control Agreement. The Borrower shall provide to the Collateral Agent remote, view-only access to each Collection Account.
(c)The Borrower acknowledges and agrees that Collections on deposit in each Collection Account shall continue to be collateral security for the Obligations.
(d) Notwithstanding anything herein to the contrary, in no event, will the Borrower permit at any time, Collections to be held in any account other than (x) an account owned by the Collateral Agent or the Castlelake Representative and maintained with the Collateral Agent or (y) a Collection Account subject to a Collection Account Control Agreement.
5.8.Insurance
The Company shall maintain in force (a) an “errors and omissions” insurance policy in an amount not less than $[***], (b) an employee fidelity insurance policy in an amount not less than $[***], and (c) property and casualty insurance in an amount acceptable to the Required Lenders, in each case, (i) shall cover the Borrower, the Company and the Servicer, (ii) in a form reasonably acceptable to the Required Lenders, (iii) with an insurance company reasonably acceptable to the Required Lenders, and (iv) naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured or lender loss payee, as applicable. Unless otherwise directed by the Required Lenders, the Company shall prepare and present, on behalf of itself, the Borrower, the Servicer, the Administrative Agent and the Secured Parties, claims under any such policy in a timely fashion in accordance with the terms of such policy, and upon the filing of any claim on any policy described in this Section 5.8, the Borrower or the Company, as the case may be, shall promptly notify the Administrative Agent of such claim and deposit, or cause to be deposited, the Net Insurance Proceeds of any such claim into the Collection Account to the extent related to the Credit Documents. Prior to the Closing Date and annually thereafter, the Company shall deliver copies of such policies to the Administrative Agent together with a certification from the applicable insurance company that such policy is in force on such date. The Company shall deliver proof of maintenance of such policies and payment of premiums no less frequently than annually, in form and substance reasonably acceptable to the Required Lenders.

5.9.Financial Statements
(a)Annual Financial Statements. (i) As soon as available and no later than one hundred and twenty (120) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2026, the Borrower shall deliver to the Administrative Agent one (1) copy of: (A)(x) the audited consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries (including the Borrower), (y) the unaudited balance sheets of the Borrower, and (z) its unconsolidated audited balance sheets, in each case, as of the end of such Fiscal Year and (B)(x) the audited consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries (including the Borrower), (y) the unaudited statements of income, stockholders' equity and cash flows of the Borrower, and (z) its unconsolidated audited statements of income, stockholders' equity and cash flows each for such Fiscal Year, and in each case, setting forth in comparative form the figures for the previous Fiscal Year and accompanied by an opinion of the Independent Accountants stating that such balance sheet and financial statements present fairly the financial condition and results of operation of the companies being reported upon and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).
(b)Quarterly Financial Statements. As soon as available and no later than sixty (60) days after the end of each Fiscal Quarter (other than each Fiscal Quarter which is the last Fiscal Quarter of a Fiscal Year), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent one (1) copy of: (A)(x) the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries (including the Borrower), (y) the unaudited balance sheets of the Borrower, and (z) its unconsolidated unaudited balance sheets, in each case, as of the end of such Fiscal Quarter, (B)(x) the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries (including the Borrower), (y) the unaudited statements of income, stockholders' equity and cash flows of the Borrower, and (z) its unconsolidated unaudited statements of income, stockholders' equity and cash flows each as of the end of such Fiscal Quarter, and in each case, which shall be prepared and presented in accordance with, and provide all necessary disclosure (other than footnote disclosure) required by, GAAP and shall be accompanied by a certificate signed by the president, financial vice president, treasurer, chief financial officer, chief investment officer or controller of the Company or another officer of the Company acceptable to the Required Lenders stating that such balance sheet and financial statements presents fairly the financial condition and results of operation of the Company and its consolidated Subsidiaries and has been prepared in accordance with GAAP consistently applied, and (C) to the extent materially changed from the projections delivered pursuant to Section 5.9(d), the projected income, stockholders' equity and cash flows of the Company and the Borrower for the two (2) Fiscal Quarters immediately following the end of such Fiscal Quarter. Any financial statements delivered pursuant to this Section 5.9(b) may be subject to adjustment in accordance with GAAP upon delivery of the financial statements required under Section 5.9(a).
(c)Monthly Financial Statements. As soon as available and no later than thirty (30) days after the end of each calendar month, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent one (1) copy of: (A)(x) the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries (including the Borrower), (y) the unaudited balance sheets of the Borrower, and (z) its unconsolidated unaudited balance sheets, in each case, as of the end of such calendar month and (B)(x) the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries (including the Borrower), (y) the unaudited statements of income, stockholders' equity and cash flows of the Borrower, and (z) its unconsolidated unaudited statements of income, stockholders' equity and cash flows each as of the end of such calendar month, and in each case, which shall be prepared and presented in accordance with, and provide all necessary disclosure (other than footnote disclosure) required by, GAAP and shall be accompanied by a certificate signed by the president, financial vice president, treasurer, chief financial officer, chief investment officer or controller of the Company or another officer of the Company acceptable to the Required Lenders stating that such balance sheet and financial statements presents fairly the financial condition and results of operation of the Company and its consolidated Subsidiaries and has been prepared in accordance with GAAP consistently applied. Any financial statements delivered pursuant to this Section 5.9(c) may be subject to adjustment in accordance with GAAP upon delivery of the financial statements required under Section 5.9(a).
(d)Notwithstanding the foregoing, the obligations referred to in Sections 5.9(a), (b) and (c) above may be satisfied with respect to financial information of the Company by furnishing the Form 10-K or 10-Q, as applicable, of the Company (or any parent company of the Company) filed with the SEC (and providing Administrative Agent with notice of the filing of such report with the SEC shall constitute delivery under this Section 5.9).
(e)Compliance Certificate. Concurrently with the delivery (or deemed delivery pursuant to Section 5.9(d)) of the financial statements described in Sections 5.9(b) and (c), Borrower and Company shall deliver to Administrative Agent, a fully completed Compliance Certificate.
5.10.Due Diligence; Access to Certain Documentation
(a)The Administrative Agent and the Required Lenders (and their respective agents or professional advisors) shall have the right under this Agreement, from time to time, so long as no Event of Default has occurred and is continuing upon two (2) Business Days' prior notice to the relevant party (or, during the continuance of an Event of Default, at any time, in their sole discretion), to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, financial statements, credit and collection policies, legal and regulatory compliance, operating and reporting procedures and information systems (including without limitation customer service and/or whistleblower hotlines), directors, officers and key employees of the Credit Parties, or held by another Person for the Credit Parties or on its behalf, concerning or otherwise affecting the Collateral or the Credit Documents. The Administrative Agent and the Required Lenders (and their respective agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that the Administrative Agent and the Required Lenders (and their respective agents or professional advisors) may disclose such information if required to do so by law or by any regulatory authority.
(b)So long as no Event of Default has occurred and is continuing upon two (2) Business Days' prior notice to the relevant party (or, during the continuance of an Event of Default, at any time, in their sole discretion) and during regular business hours, each Credit Party agrees to promptly provide the Administrative Agent and the Required Lenders (and their respective agents or professional advisors) with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) which the Administrative Agent and the Required Lenders (and their respective agents or professional advisors) may reasonably require in order to conduct periodic due diligence relating to the Credit Parties in connection with the Collateral and the Credit Documents.
(c)Each Credit Party will make available to the Administrative Agent and the Lenders (and their respective agents or professional advisors) knowledgeable financial, accounting, legal and compliance officers for the purpose of answering questions with respect to the Credit Parties and the Collateral and to assist in the Administrative Agent's and/or the Lenders' diligence. Each Credit Party agrees that the Administrative Agent and the Required Lenders will have the right to confirm any information relating to the Receivables directly with the applicable Obligors.
(d)All reasonable costs and expenses incurred by the Administrative Agent and the Lenders (and their respective agents or professional advisors) in connection with the due diligence and other matters outlined in this Section 5.10 shall be Permitted Expenses (subject to the limitations set forth in the definition thereof), which the Borrower shall reimburse to the Administrative Agent or the Lenders, as applicable, or shall pay or cause to be paid; provided, that, so long as no Event of Default has occurred and is continuing, such costs and expenses shall be subject to a cap of $[***] per year and the Administrative Agent and the Lenders shall be responsible for any costs and expenses in excess of such cap.
(e)Prior to the occurrence of a Covenant Trigger or an Event of Default, the Administrative Agent and the Lenders, collectively, shall conduct no more than one (1) examination or audit pursuant to this Section 5.10 per Fiscal Year; provided, further, that, following the occurrence of a Covenant Trigger or an Event of Default, the Administrative Agent and the Lenders shall have the right to increase the frequency and scope of their examinations and audits conducted pursuant to this Section 5.10 in their sole discretion, without regard to any expense cap.
5.11.No Dividends
(a)The Company shall not make any payments of Cash dividends or other Cash distributions to its equity holders, unless after giving effect to such dividend or distribution the Company shall not be in violation of any Financial Covenant; provided, however, that notwithstanding the foregoing, the Company may make distributions and/or dividends (x) in an amount not to exceed the amount necessary to permit its equity holders to pay federal, state and local income taxes, then due and owing, attributable to the income of the Borrower or any of the Company’s other Subsidiaries or (y) directly or indirectly to OppFi Inc., or redeem units, in order to fund all or a portion of the payments made under, or to otherwise effectuate, the Specified Share Repurchase Program, in each case, so long as no Default or Event of Default shall exist (after giving effect to such distributions). As used herein, “Specified Share Repurchase Program” means the Company’s (or any parent company of the Company) program to repurchase, from time-to-time, up to $40,000,000 worth of its Class A common stock as more specifically described in Company’s (or any parent company of the Company) current report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2026.
5.12.Post-Closing Covenants
(a)     Within forty-five (45) days (or such longer period as permitted by the Required Lenders in their reasonable discretion) of the initial Credit Date, if the Castlelake Representative notifies the Borrower in writing of the Collateral that it deems as material on or prior to the initial Credit Date, then the Borrower shall have taken or caused to be taken, all actions necessary to perfect the Collateral Agent's Lien in any material Collateral as determined by the Castlelake Representative in its reasonable discretion.

(b)    Within forty-five (45) days (or such longer period as permitted by the Required Lenders in their reasonable discretion) of the initial Credit Date, the Company shall cause to be delivered to the Agent, a Collection Account Control Agreement with respect to each Company Account located at BMO Bank N.A.

5.13.Account Notices
    The Borrower shall forward to the Administrative Agent promptly, but in any event within two (2) Business Days of receipt, any notices received pursuant to the Collection Account Control Agreement of the Borrower with UMB Bank N.A.
5.14.Pledge of Eligible Receivables
(a)Each Credit Party hereby agrees to direct each of the Company, OppWin, OppWin BPI and any other Subsidiary or Affiliate of the Company to sell each Eligible Receivable originated by or sold by such Person to an Approved SPV Borrower within ten (10) Business Days of such Person originating or purchasing from a Bank Partner Originator such Eligible Receivable.
5.15.Borrowing Base Certificates. Promptly following the delivery of any “Borrowing Base Certificate” (or equivalent thereof, as defined in and under any Approved SPV Credit Agreement) in connection with a “Monthly Servicing Report” (or equivalent thereof, as defined in and under any Approved SPV Credit Agreement), the Borrower shall cause such Borrowing Base Certificate to be delivered to the Agent and the Lenders.
5.16.ERISA
    Promptly upon any Authorized Officer of any Credit Party becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, the applicable Credit Party shall deliver to each Agent and each Lender: (i) a written notice specifying the nature thereof, what actions the Credit Parties or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) the most recent Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any of their respective ERISA Affiliates with the IRS with respect to each affected Plan; (2) all notices received by any Credit Party or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any affected Plan of the Credit Parties or their respective ERISA Affiliates (with respect to an affected Multiemployer Plan, to the extent that the Credit Parties have rights to access such documents, reports or filings), as any Agent or Lender shall reasonably request.
5.17.Changes to Bank Partner Program Agreements
The Credit Parties hereby agree to direct the OppFi Parties to not make or authorize any changes to the Bank Partner Program Agreements that are adverse to the interests of the Agents or the Lenders under the Credit Documents without the prior written consent of the Required Lenders. The Borrower shall provide the Administrative Agent with at least ten (10) Business Days prior written notice of any changes or modifications to the Bank Partner Program Agreements that do not require the consent of the Required Lenders. In no event shall the OppFi

Parties (i) consent to any change in the Bank Partner Retained Percentage applicable to loans originated by any Bank Partner Originator more frequently than once per calendar month or (ii) consent to any change in the Bank Partner Retained Percentage applicable to loans relating to existing Receivables.
5.18.Regulatory Trigger Events
Upon the written request of the Castlelake Representative, which shall only be permitted once per calendar quarter, the Borrower shall prepare a list in writing of each material Regulatory Trigger Event that occurred during such prior calendar quarter (other than those for which disclosure is prohibited by Applicable Law), if any, and deliver such list to the Castlelake Representative within 20 Business Days of such request.
SECTION 6.NEGATIVE COVENANTS
Each Credit Party covenants and agrees that so long as any Term Loan Commitment is in effect and until payment in full of all of the Obligations (other than contingent indemnification obligations for which no claim, demand or notice has been made), it shall perform, and ensure that each applicable Affiliate performs, all covenants applicable to it in this Section 6.
6.1.Indebtedness
The Borrower shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.
6.2.Liens
The Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (a) Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document, and (b) Permitted Liens.
6.3.Investments
The Borrower shall not make or own any Investment, except Investments in Cash and the Approved SPV LLC Interests.
6.4.Fundamental Changes; Disposition of Assets; Acquisitions
The Borrower shall not (a) enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (b) convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets (including, but not limited to, the Receivables) or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except as otherwise permitted in the Credit Documents, or (c) acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except Investments made in compliance with Section 6.3.
6.5.Material Contracts and Organizational Documents
The Borrower shall not (a) enter into any Material Contract with any Person or (b) materially amend or permit any material amendments to its Organizational Documents, without in each case obtaining the prior written consent of the Administrative Agent or the Required Lenders to such entry, amendment, restatement, supplement, modification or waiver, as the case may be.
6.6.Sales and Lease-Backs
The Borrower shall not directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person in connection with such lease.
6.7.Transactions with Shareholders and Affiliates
The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates other than the transactions contemplated by the Credit Documents.
6.8.Conduct of Business
From and after the Closing Date, the Credit Parties shall not engage in any business other than (i) their respective businesses as presently conducted and (ii) the business of the Bank Acquisition and the entities acquired pursuant to the Bank Acquisition Agreement as conducted on the date the Bank Acquisition was consummated (and, in each case, reasonable extensions thereof and any business or businesses ancillary or complementary thereto, including, for the avoidance of doubt, the financing of credit card receivables, salary deduction loans and merchant cash advances).
6.9.Fiscal Year
The Borrower shall not change its Fiscal Year.
6.10.Accounts
Subject to Section 5.7, (a) the Borrower shall not establish or maintain any deposit account or a securities account that is not subject to a “control agreement” in favor of the

Collateral Agent; and (b) the Borrower shall not, nor direct any Person to, deposit Collections in a deposit account or a securities account that is not a Collection Account.
6.11.Reserved
6.12.Reserved
6.13.Independent Director
The Borrower shall not fail at any time to have at least one (1) Independent Director that is not and has not been for at least five (5) years, (a) an officer, director or manager of the Company or any of its Affiliates, (b) a shareholder (or other equity owner) of, or a partner, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, the Borrower or any of its Affiliates, (c) a customer or creditor of, or supplier to, the Borrower or any of its Affiliates, who derives any of its purchases or revenue from its activities with the Borrower or any of its Affiliates (other than a de minimis amount), (d) a person who controls or is under common control with any such officer, director, partner, manager, member, employee, supplier, creditor or customer, or (e) a member of the immediate family of any such officer, director, partner, manager, member, employee, supplier, creditor or customer; provided, that the foregoing subclause (a) shall not apply to any Person who serves, or has served, as an independent director or an independent manager for any Affiliate of the Borrower; provided, that upon the death or incapacity of such Independent Director, the Borrower will have a period of ten (10) Business Days following such event to appoint a replacement Independent Director; provided, further, that the Borrower shall cause its Independent Director not to resign until a replacement independent director has been appointed; provided, further, that before any Independent Director is replaced, removed, resigns or otherwise ceases to serve (for any reason other than the death or incapacity of such Independent Director), the Borrower shall provide written notice to the Administrative Agent no later than two (2) Business Days prior to such replacement, removal or effective date of cessation of service and of the identity and affiliations of the proposed replacement Independent Director.
6.14.Approved SPV LLC Interests
The Borrower shall not sell, transfer or otherwise dispose of the Approved SPV LLC Interests without the prior written consent of the Required Lenders (which consent may be granted or withheld in their sole discretion). On or prior to the execution of any Approved SPV Credit Agreement, the Borrower shall have granted to Collateral Agent for the benefit of the Secured Parties, a perfected Lien on the applicable Approved SPV LLC Interests owned by the Borrower, on substantially the same terms as those of the Liens granted in respect of the Approved SPV LLC Interests of SPV V, SPV IX Holdco and SPV IX.
6.15.Changes to the Credit Policies or the Servicing Policy
No Credit Party shall make or authorize any changes or modifications to the Credit Policies or the Servicing Policy in a manner adverse to the interests of the Agents or the Lenders under the Credit Documents, as determined in the sole discretion of the Required Lenders, without the prior written consent of the Required Lenders. The Credit Parties shall provide the

Administrative Agent with at least ten (10) Business Days' prior written notice of any other changes or modifications to the Credit Policies or the Servicing Policy that do not require the consent of the Required Lenders.
6.16.Amendments to Approved SPV Credit Documents
The Borrower shall not permit the Approved SPV Borrowers to amend, modify, terminate (unless in accordance with the terms of such Approved SPV Credit Document) or waive any Approved SPV Credit Document in a manner that is material and adverse to the Lenders without the prior written consent of the Required Lenders; provided, for the avoidance of doubt, any such amendment, modification, or waiver that results in any (i) increase in the advance rate, (ii) increase in the amount of interest, fees or other obligations payable by such Approved SPV Borrower, (iii) termination of or material restriction or alteration of the delivery of proceeds to Borrower contemplated in the Direction Letters, or (iv) extension to any scheduled date (including the maturity date) on which such Approved SPV Borrower is required to make a payment, shall in each case, be deemed material and adverse to the Lenders.
6.17.No Prepayment
The Borrower shall not make any prepayments of the Loans except as expressly permitted by this Agreement.
SECTION 7.EVENTS OF DEFAULT
7.1.Events of Default
Each of the following conditions or events shall constitute an “Event of Default” hereunder:
(a)Failure to Make Payments When Due. The failure by the Borrower to make (i) payments of any principal on the date such payment is due, (ii) payments of interest or premiums or fees due to the Administrative Agent, the Collateral Agent or a Lender within two (2) Business Days of the date such payment is due or (iii) any other payment or deposit required to be made under any Credit Documents within three (3) Business Days of the date such payment or deposit is due or, if any such payment is due on the Final Maturity Date, such failure to make such payment on the Final Maturity Date; or
(b)Borrowing Base Deficiency. Failure by the Borrower to cure any Borrowing Base Deficiency within two (2) Business Days of the earlier of (i) an Authorized Officer of the Borrower becoming aware that a Borrowing Base Deficiency exists, and (ii) receipt by the Borrower of notice from the Administrative Agent that a Borrowing Base Deficiency exists; or
(c)Cross Defaults. (i) The failure by any Credit Party or any of their respective Subsidiaries to make payments when due (after giving effect to any applicable grace period) on any Indebtedness in excess of $[***]; (ii) the occurrence of any “Event of Default” under any Indebtedness in excess of $[***] of any Credit Party or any of their respective Subsidiaries (including the Approved SPV Borrowers), which “Event of Default” extends beyond the applicable grace period, if any, provided therefor; or

(d)Breach of Certain Affirmative Covenants. Except as otherwise addressed in any other provision of this Section 7.1, failure of any Credit Party, as applicable, to perform or comply with any covenant or other agreement contained in (i) Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.11, 5.12, 5.16 or 6, hereof unless otherwise previously consented to by the Required Lenders in writing, (ii) Section 5.9(b) or (c) hereof for a period of five (5) Business Days unless otherwise previously consented to by the Required Lenders or (iii) Section 5.9(a) hereof for a period of ten (10) Business Days unless otherwise previously consented to by the Required Lenders; or
(e)Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document to which it is a party or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith, shall be false in any material respect as of the date made or deemed made and which shall not have been remedied or waived within fifteen (15) Business Days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such falsity, or (ii) receipt by such Credit Party of written notice from the Administrative Agent or any Lender of such falsity; or
(f)Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any covenant or other term contained herein or any of the other Credit Documents to which it is a party, other than any such term referred to in any other provision of this Section 7.1, and shall not have been remedied or waived within fifteen (15) Business Days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by such Credit Party of written notice from the Administrative Agent or any Lender of such default; or
(g)Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief (other than a decree or order described in clause (ii)) in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Credit Party shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Credit Party, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged; or
(h)Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any such Credit Party shall make any assignment for the benefit of creditors, or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of such Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(g); or
(i)Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process (a) involving the Borrower, or (b) with respect to any other Credit Party, in the aggregate at any time an amount in excess of $[***] with respect to all other Credit

Parties, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage, shall be entered or filed against such Credit Party or any of their respective assets and (A) shall remain, or any Lien in connection with any of the foregoing shall remain, undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant of attachment or similar process), or (B) a decree or order is entered for the appointment of a receiver, liquidator, sequestrator, trustee, or custodian assignee for the benefit of creditors (or other officer having similar powers) over such assets; or
(j)Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
(k)Change of Control. A Change of Control shall occur or any Credit Party shall enter into any transaction of merger or consolidation in which it is not the surviving entity, in each case, without the prior written consent of the Administrative Agent and the Required Lenders; or
(l)Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (ii) any of the Credit Documents identified in clause (a) of the definition thereof for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claim, demand or notice has been made) shall cease to be in full force and effect (other than in accordance with its terms or the terms hereof) or shall be declared to be null and void or a party thereto, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or
(m)Financial Statements. The auditor's opinion accompanying the audited financial statements of any Credit Party delivered hereunder is qualified in any manner and the Administrative Agent or the Required Lenders has notified the Credit Parties in writing that such qualification constitutes an Event of Default; or
(n)Material Exceptions. A material exception in any audit conducted pursuant to Section 5.9 which is not cured within ten (10) Business Days of the earlier to occur of an Authorized Officer of the applicable Credit Party having knowledge thereof or an Authorized Officer of the applicable Credit Party receiving written notice thereof from the Administrative Agent or the Required Lenders; or
(o)ERISA. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect; or
(p)Material Adverse Effect. The occurrence of any event that has a Material Adverse Effect on the Borrower; or

(q)Level Two Regulatory Trigger Event. The occurrence of one or more Level Two Regulatory Trigger Events which affect at least 10% of the Receivables; or
(r)Action by Administrative Body. A final, decree or order is entered by an administrative body (including, without limitation, an administrative order of the CFPB) or by a court of competent jurisdiction, whether or not such decree or order is appealable or is being appealed, in connection with an administrative proceeding brought against any Credit Party or one or more of its Subsidiaries (i) for the payment of “restitution,” “disgorgement or compensation for unjust enrichment,” “refund of moneys or return of real property” and/or “payment of damages or other monetary relief,” or any similar characterization (other than for civil monetary penalties), (ii) for the payment of civil monetary penalties, or (iii) pursuant to which a Credit Party or one or more of its Subsidiaries consent or agree to remedies, whether conduct- or monetary-based, in connection with allegations by such administrative body, in such decree or order, resulting from (or relate to remediation of) unfair, deceptive or abusive acts or practices by such Credit Party or any such Subsidiary, whether or not such Credit Party or such Subsidiary admits that such acts or practices were, in fact, unfair, deceptive or abusive; which, in the case of either (i), (ii), or (iii) above, results in a Material Adverse Effect on such Credit Party or one or more of its Subsidiaries;
(s)Reserved.
(t)Key Employee Event. The occurrence of any event or transaction as a result of which [***] and any one (1) or more other Key Employees shall for any reason to cease to be actively engaged in the day-to-day management of the Company and are not replaced within one hundred and twenty (120) days of such occurrence with replacements suitable to the Required Lenders in their commercially reasonable judgment; provided, that for the avoidance of doubt, for the purposes of Sections 3.2 and 3.3 only, no “Default” shall be deemed to have occurred during the foregoing one hundred and twenty (120) day period during which the Company has the ability to replace a Key Employee; provided, further that upon the approval of a replacement for any Key Employee suitable to the Required Lenders in their commercially reasonable judgment, such replacement shall be considered a “Key Employee”, and the departing Key Employee shall no longer be considered a “Key Employee”, for purposes of this Section 7.1(s); or
(u)Material Decrease in Value of the Approved SPV LLC Interests Resulting from Federal Bank Regulatory Feedback. Prior to the consummation of the Bank Acquisition, (a) federal bank regulators indicate that in connection with the approval of the Bank Applications, such federal bank regulators require changes with respect to the Company and its Affiliates that would reasonably be expected to result in a material decrease in the value of the Approved SPV LLC Interests as of the date of such proposal if the Bank Acquisition does occur or (b) any of the Borrower, OppFi Inc. or the Company has determined or reasonably should have determined that the consummation of the Bank Acquisition would reasonably be expected to result in a material decrease in the value of the Approved SPV LLC Interests as of the date of such determination;
THEN, (A) upon the occurrence of any Event of Default described in Sections 7.1(g), 7.1(h) or 7.1(j), automatically, and (B) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon written notice to the Borrower by the Administrative Agent, (x) the Term Loan Commitments, if any, shall immediately terminate; (y) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Credit Parties: (1) the unpaid principal amount of and accrued interest on the Loans and (2) all other Obligations (other than contingent indemnification obligations for which no claim, demand or notice has been made); and (z) the Administrative

Agent (acting at the direction of the Required Lenders) shall cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents. Notwithstanding anything in this Agreement or any other Credit Documents to the contrary, no OppFi Party (other than the Borrower) shall be liable for the payment of any principal or accrued and unpaid interest on the Loans or any losses incurred by Administrative Agent or any Lender incurred in connection with any failure by the Borrower to pay such amounts except in accordance with the Guaranty.
Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable in accordance with the provisions of Section 2.10 at the Default Funding Rate until no Event of Default is then continuing.
SECTION 8.AGENTS
8.1.Appointment of Agents
UMB is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes and directs UMB, in such capacity, to (i) execute each of the Credit Documents to which it is a party and (ii) act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and the Lender, and the Borrower shall not have any rights as a beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lender and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.
8.2.Agents Entitled to Act as Lender
The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.
8.3.Powers and Duties
(a)Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees or attorneys-in-fact. No Agent shall be responsible for the acts, omissions, negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct. No Agent shall have, by reason hereof or in any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
(b)The Administrative Agent shall use commercially reasonable efforts to provide to each Lender (which may be by posting to the Platform), (i) within a commercially reasonable time period after receipt thereof, all reports, notices and other information provided to the Administrative Agent by any Credit Party pursuant to Section 5.1 or Section 5.9 and (ii) on the same Business Day of its receipt thereof from each Servicer pursuant to an Approved SPV Servicing Agreement, the Monthly Servicing Report; provided that the Administrative Agent has received the Monthly Servicing Report prior to 1:00 p.m. (New York City time) on such date, otherwise, the Administrative Agent will deliver such Monthly Servicing Report on the Business Day after receipt thereof.
8.4.No Responsibility for Certain Matters
No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to any Lender or by or on behalf of the Borrower to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
8.5.Exculpatory Provisions
No Agent nor any of its officers, partners, directors, employees or agents shall be liable to any Lender for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent's gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received written instructions in respect thereof from the Required Lenders (or such other number or percentage of Lenders expressly required hereunder or any other Credit Document) and, upon receipt of such instructions from the Required Lenders (or such other number or percentage of Lenders expressly required hereunder or any other Credit Document), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  If an Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action requested to be taken by such Lenders. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a written request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, email or other electronic method of transmission, telephone message, statement, communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of counsel (who may be counsel for the Borrower or Lenders), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of a Lender. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the books or properties of the Borrower or the books or records or properties of any of the Borrower's Affiliates. No Agent shall (a) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Document that such Agent is required to exercise as directed in writing by the Required Lenders, (b) be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder, (c) be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable law, (d) be responsible for or have any duty to monitor the performance or any action of the Borrower, or any of its directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties, or (e) be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Credit Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision or any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility. In no event shall an Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if such Agent has been advised of the possibility of such damages and regardless of the form of action. No Agent shall have any obligation to file or record any financing statements (including continuation statements), notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate any security interest granted to such Agent pursuant to any Credit Document or (ii) enable such Agent to exercise and enforce its rights under any Credit Document. In addition, no Agent shall have any responsibility or liability (i) in connection with the acts or omissions of any Person in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest. Whenever reference is made in this Agreement or any other Credit Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by an Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by an Agent (except for the Administrative Agent's ability to waive the fee set forth in Section 9.6(d) or in connection with an Agent's ability to enter into any amendment to any Credit Document to which it is a party when such amendment affects the rights and obligations of such Agent, each of which shall be made in such Agent's sole discretion), it is understood that in all cases that such Agent shall not have any duty to act, and shall be fully justified in failing or refusing to take any such action, if it has not received written instruction, advice or concurrence from the Required Lenders in respect of such action. In connection with any Credit Document to which it is a party, each Agent shall be afforded all of the rights, protections, immunities and indemnities provided to it herein, as if such rights, protections, immunities and indemnities were set forth in full therein, mutatis mutandis. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to such Agent for the account of the Lenders and, except with respect to Events of Default of which such Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement or applicable Credit Document and describing the existence of such Default or Event of Default, and stating that such notice is a “notice of default.” Such Agent will promptly notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and the Agents of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any.
8.6.Collateral Documents
Each Lender hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of such Lender, to be the agent for and representative of such Lender with respect to the Collateral and the Collateral Documents. Subject to Section 9.5, the Administrative Agent or the Collateral Agent may, without further written consent or authorization from any Lender, execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Lenders or the Administrative Agent has otherwise consented.

8.7.Lenders' Representations, Warranties and Acknowledgments
(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lender or to provide such Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to a Lender.
(b)Each Lender, by funding a Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent any Lender, as applicable on the Closing Date or any Credit Date.
8.8.Reserved.
8.9.Right to Indemnity
Each Lender, in proportion to its pro rata share of the aggregate outstanding principal amount of Loans of all Lenders, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents in accordance with the provisions of such Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements resulting from such Indemnitee Agent Party's gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, fee, expense or disbursement in excess of such Lender's pro rata share of the aggregate outstanding principal amount of Loans of all Lenders; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, fee, expense or disbursement described in the proviso in the immediately preceding sentence. Each Lender's obligations under this Section 8.9 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Facility, the repayment, satisfaction or discharge of all obligations under any Credit Document and the resignation or replacement of any Agent.

8.10.Resignation of Administrative Agent and Collateral Agent
(a)    Each of the Administrative Agent and the Collateral Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Lenders and the Borrower.  Upon any such notice of resignation, the Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent or Collateral Agent, as the case may be; provided, that the Borrower's consent shall not be required at any time an Event of Default is continuing.  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by such successor Administrative Agent or Collateral Agent, such successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights (other than any rights of reimbursement for any costs, expenses, indemnities or other amounts due and owing to the Administrative Agent or Collateral Agent, as applicable, prior to the resignation thereof), powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent of the Liens created under the Collateral Documents, whereupon such retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent's or Collateral Agent's resignation hereunder, the provisions of this Section 8.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder. If no successor Administrative Agent or Collateral Agent, as applicable, has accepted appointment as the Administrative Agent or Collateral Agent, as applicable, or been approved by the Lenders and the Borrower as applicable, by the date which is 30 days following the Administrative Agent's or Collateral Agent's notice of resignation, then the retiring Agent's resignation may nevertheless become effective and the retiring Agent shall be discharged from all duties and obligations as the Administrative Agent or Collateral Agent, as applicable, under all Credit Documents, and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent or Collateral Agent as provided above. Any organization or entity into which an Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which an Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of an Agent, shall be the successor of the Administrative Agent or Collateral Agent, as applicable, hereunder and any other Credit Document to which such Agent is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto or thereto.

SECTION 9.MISCELLANEOUS
9.1.Notices
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to any Credit Party, the Collateral Agent or the Administrative Agent shall be sent to such Person's address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, courier service or email (to the extent that an email address shall have been provided for the recipient) and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or e-mail.
Notices and other communications to the Borrower and the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2.1(f) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next succeeding Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that is (i) of a type that would be publicly available (or could be derived from publicly available information) if the Borrower were a public reporting company and (ii) material with respect to the Borrower or any of its securities for purposes of United States federal and state securities laws (all such information described in the foregoing, “MNPI”). The Borrower hereby agrees that (w) at the Administrative Agent's request, it will use commercially reasonable efforts to cause all Borrower Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (x) by marking the Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood that the Borrower and its Subsidiaries shall not otherwise be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, financial statements, compliance certificates and other documentation delivered pursuant to Section 5.9 shall be deemed to be suitable for posting on a portion of the Platform designated for “Public Side Information.” Unless expressly marked “PUBLIC” and subject to the prior sentence, the Administrative Agent agrees not to make any such Borrower Materials available to Public Lenders.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent; provided, however, that in no event shall the Administrative Agent have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
9.2.Expenses
Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all of the Agents' and Lenders' actual and reasonable, documented, out-of-pocket costs and expenses of preparation and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto (including, for the avoidance of doubt, the Lease Member Fee), (b) all of the reasonable, documented fees, expenses and disbursements of counsel to the Agents and the Lenders in connection with the negotiation, preparation, execution, administration and enforcement of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower, (c) all the actual costs and reasonable, documented, out-of-

pocket expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and Lender, (d) each of the Agent's and Lender's actual costs and reasonable documented, out-of-pocket fees, expenses for, and disbursements of any of such Agent's or Lender's auditors, accountants, consultants or appraisers whether internal or external, and all reasonable, documented attorneys' fees (including expenses and disbursements of outside counsel) incurred by such Agent or Lender subject to the limitations set forth in Section 5.10(d), (e) all the actual costs and reasonable, documented, out-of-pocket expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral, (f) all other actual and reasonable, documented out-of-pocket costs and expenses incurred by each Agent and Lender in connection with the syndication of the Loans and the Term Loan Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby, (g) after the occurrence of a Default or an Event of Default, all documented costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by any Agent or any Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings and (h) all other Permitted Expenses (subject to the limitation set forth in the definition thereof). For the avoidance of doubt, the costs, expenses, fees and disbursements of any Lender described in this Section 9.2 shall include the costs, expenses, fees and disbursements of any member, manager, direct or indirect parent or Affiliate of such Lender. Notwithstanding anything to the contrary herein, the Borrower's aggregate obligation to reimburse Holland & Knight LLP (“H&K”), as counsel to the Lender, for fees, costs and expenses in connection with the negotiation, preparation, execution and closing of this Agreement and the other Credit Documents (and, for the avoidance of doubt, in connection with the closing of the transactions contemplated by the “Borrower II Loan Agreement” as defined herein) shall not exceed $[***] in the aggregate.
9.3.Indemnity.
(a)IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 9.2, THE BORROWER AGREES TO DEFEND (SUBJECT TO INDEMNITEES' APPROVAL OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND EACH LENDER, AND THEIR RESPECTIVE AFFILIATES, OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL OF ITS INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, THAT THE BORROWER SHALL NOT HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE,

AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE ORDER OR JUDGMENT. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 9.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE BORROWER SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL OF ITS INDEMNIFIED LIABILITIES INCURRED BY ALL INDEMNITEES OR ANY INDEMNITEE. THE BORROWER FURTHER AGREES THAT NO INDEMNITEE SHALL HAVE ANY LIABILITY BASED ON ITS COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OR OTHERWISE TO THE BORROWER EXCEPT TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SUCH INDEMNITEE HAVE ANY LIABILITY FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.
(b)The Borrower agrees to indemnify each Indemnitee for Indemnified Liabilities to the extent arising out of or resulting from any of the following:
(i)the failure of any Receivable represented by the Borrower to be an Eligible Receivable hereunder to be an "Eligible Receivable" at the time of such representation; provided, however, that no such failure shall be deemed to have occurred under this clause (i) if either the Originator has repurchased such Receivable in accordance with the terms and conditions of the Purchase Agreement or no Borrowing Base Deficiency exists after excluding such Receivable;
(ii)reliance on any representation or warranty made or deemed made by the Borrower under this Agreement or any other Credit Document to which it is a party, which shall have been false or incorrect when made or deemed made; provided, however, that no Indemnified Liabilities shall be due under this clause (ii) with respect to a breach of a representation or warranty made or deemed made in this Agreement or any other Credit Document that a Receivable is an Eligible Receivable if either the Originator has repurchased such Receivable in accordance with the terms and conditions of the Purchase Agreement or no Borrowing Base Deficiency exists after excluding such Receivable;
(iii)the failure by the Borrower to comply with any term, provision or covenant applicable to it contained in this Agreement or any Credit Document to which it is party or with any applicable law, rule or regulation with respect to any Receivable or other Collateral;
(iv)any action or omission by the Borrower which reduces or impairs the rights or interests of any Agent or any other Secured Party with respect to any Collateral or the value of any Collateral;
(v)the failure to pay when due any taxes, including sales, excise or personal property taxes payable by the Borrower in connection with the Collateral;
(vi)the payment by such Indemnitee of taxes (other than net income or franchise taxes), including any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Borrower's actions or failure to act in breach of this Agreement;

(vii)following the initial Credit Date, the failure to vest and maintain vested in the Collateral Agent, on behalf of the Secured Parties, a perfected security interest in the Collateral, free and clear of any Lien (other than Permitted Liens), whether existing at the time such Collateral arose or at any time thereafter;
(viii)any dispute, claim, offset or defense (other than as a result of the bankruptcy or insolvency of the related Obligor) of an Obligor to the payment of any Receivable (including a defense based on such Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) to the extent caused by the Borrower's actions or failure to act in breach of this Agreement or any Credit Document;
(ix)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the applicable UCC or other applicable laws naming the Originator or the Borrower as “Debtor” with respect to any Collateral;
(x)the failure of the Collection Account Bank or any institution holding a lockbox, if any, to remit any amounts or items of payment held in a Collection Account or in a lockbox, if any, pursuant to the instructions of the Collateral Agent given in accordance with this Agreement or the other Credit Documents, whether by reason of the exercise of setoff rights against the Borrower or otherwise;
(xi)the commingling by the Borrower of Collections with other funds;
(xii)any Material Adverse Effect with respect to the Borrower which causes any Receivable to cease to be an Eligible Receivable; or
(xiii)any Material Adverse Effect with respect to the Borrower which hinders the Borrower's ability to carry out its obligations under this Agreement;
(c)provided, however, that the Borrower shall not be required to indemnify any Indemnitee to the extent of any amounts (x) resulting from the gross negligence or willful misconduct of such Indemnitee, or (y) constituting credit recourse for the failure of an Obligor to pay a Receivable, or (z) constituting Excluded Taxes (including net income or franchise taxes that are imposed by the United States or by the state or foreign jurisdiction under the laws of which such Indemnitee is organized or any political subdivision thereof).
(d)(c) If any claim or action for Indemnified Liabilities shall be brought against an Indemnitee, it shall notify the Borrower (the “Indemnitor”) thereof, and each Indemnitor shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified Indemnitor, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, unless such Indemnitee reasonably objects to such assumption on the ground that there may be legal defenses available to it which are different from or in addition to those available to such Indemnitor. After notice from an Indemnitor to the Indemnitee of its election to assume the defense of such claim or action, except to the extent provided in the following paragraph, such Indemnitor shall not be liable to the Indemnitee under this Section 9.3 for any fees and expenses of counsel subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation.
(e)(d) Any Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless: (i) the employment thereof has been specifically authorized by each Indemnitor in writing, (ii) such Indemnitee shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to each Indemnitor and in the reasonable judgment of such counsel it is advisable for such Indemnitee to employ separate counsel, (iii) such action is against one or more Indemnitors, or (iv) the Indemnitor has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnitee, in which case, if such Indemnitee notifies the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action on behalf of such Indemnitee, it being understood, however, the Indemnitor shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for the Agents and one separate firm of attorneys (in addition to local counsel) for all such other Indemnitees, which (with respect to the one separate firm of attorneys for all such other Indemnitees) firm shall be designated in writing by the Required Lenders, but in either case reasonably satisfactory to the Indemnitee.
(f)(e) Each Indemnitee, as a condition of the indemnity agreement contained in the foregoing subparagraph (a), shall use its reasonable efforts to cooperate with the Indemnitor in the defense of any such action or claim. Indemnitor shall not be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the Indemnitor agrees to indemnify and hold harmless any Indemnitee from and against any Indemnified Liabilities by reason of such settlement or judgment. Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened (in writing) action in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability on any claims that are the subject matter of such action, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee.
(g)(f) To the extent permitted by applicable law, the Borrower shall not assert and hereby waives, any claim against the Lenders, the Agents and its respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
9.4.Set-Off
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and its Affiliates each is hereby authorized by the Borrower at any time or from time to time subject to the consent of the Administrative Agent, without notice to the Borrower or to any other Person (other than the Administrative Agent) except to the extent required by applicable law, any such notice being hereby expressly waived to the maximum extent under applicable law, and subject to any requirements or limitations imposed by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrower (in whatever currency) against and on account of the obligations and liabilities of the Borrower to such Lender arising hereunder or under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.
9.5.Amendments and Waivers; Administrative Agent Consents.
(a)Amendments and Waivers.
(i)Subject to Sections 9.5(a)(ii), 9.5(a)(iii) and 9.5(b), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of each Credit Party that is party thereto, the Administrative Agent and the Required Lenders.
(ii)Lender Consent. Without the written consent of each Lender to the extent affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(a)(1)    extend the scheduled final maturity of any Loan or Note;
(b)(2)    waive, reduce or postpone any scheduled repayment;
(c)(3)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.5) or any fee payable hereunder;
(d)(4)    extend the time for payment of any such interest or fees;
(e)(5)    reduce the principal amount of any Loan;
(f)(6)    (A) amend the definition of “Borrowing Base” or “Maximum Committed Amount” in a manner that increases the Term Loan Availability to the Borrower, (B) amend Appendix C (including any definitions contained therein), or (C) amend, modify, terminate or waive any provision of Sections 7.1, 9.5(a) or 9.5(b);

(g)(7)    release all or substantially all of the Collateral, except as expressly provided in the Credit Documents;
(h)(8)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
(i)(9)    increase the Term Loan Commitment of any Lender; or
(j)(10)    amend, modify, terminate or waive any provision of Section 3.3(a) with regard to any Credit Extension (for the avoidance of doubt, the consent of each Lender shall be required in connection with such action);
(iii)Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
(a)(1)    amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or
(b)(2)    adversely affect the Collection Account Bank without the consent of such affected party.
(b)Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of the Required Lenders (or such other number or percentage of Lenders expressly required hereby), execute amendments, modifications, waivers or consents on behalf of the Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on a Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon the Lenders at the time outstanding, each future Lender and, if signed by a Credit Party, upon such Credit Party. Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and the Credit Parties shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent (in its capacity thereunder as Administrative Agent) and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Lenders if the same is not objected to in writing by the Lenders within five (5) Business Days following receipt of notice thereof.
9.6.Successors and Assigns; Participations.
(a)Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party's rights or obligations hereunder nor any interest herein may be assigned or delegated without the prior written consent of the Administrative Agent and the Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Approved Funds and/or Lender Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Register. The Credit Parties, the Administrative Agent and the Lenders shall deem and treat the Persons listed as “Lender” in the Register as the holders and owners of the corresponding Term Loan Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Term Loan Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Loans.
(c)Right to Assign. Each Agent and each Lender shall, with the prior written consent of the Borrower and the Castlelake Representative (such consent not to be unreasonably withheld, conditioned or delayed) have the right at any time to sell, assign or transfer all or a portion of its respective rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Loans owing to it or other Obligations owing to it; provided, however, that, notwithstanding the foregoing, each Agent and each Lender shall have the right to at any time to sell, assign or transfer all or a portion of its respective rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Loans owing to it or other Obligations owing to it to any other Lender, any Lender Affiliate or any Approved Fund without the consent of any other party but with prior written notice to the Borrower; provided, further, during the continuance of any Event of Default, each Agent and each Lender shall have the right to at any time to sell, assign or transfer all or a portion of its respective rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Loans owing to it or other Obligations owing to it without the consent of the Borrower but with prompt written notice to the Borrower. Unless an Event of Default is then in existence, in no event may any rights or obligations of any Lender under this Agreement (including in the Loans) and the other Credit Documents be assigned to or otherwise acquired by (whether by assignment or participation or through a swap or other derivative transaction) any Person which is not a Qualified Purchaser.
(d)Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent and the Borrower an Assignment Agreement, together with (i) such forms, certificates or other evidence, if any, with respect to U.S. federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent and (ii) a processing and recordation fee payable to the Administrative Agent, for its own account, in the amount of $2,500.
(e)Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith and the processing and recordation fee payable pursuant to Section 9.6(d), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement. No assignments delivered within the 5 Business Days prior to any Settlement Date will be recorded in the Register until the Business Day following such Settlement Date.

(f)Representations and Warranties of Assignee. Each assignee of a Lender, upon executing and delivering an Assignment Agreement, represents and warrants to the Lenders and the Borrower as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that it will make or invest in, as the case may be, its Term Loan Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other applicable securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Term Loan Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(g)Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of an “Agent” or a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and an “Agent” or a “Lender” for all purposes hereof, (ii) the assigning Agent or Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Agent's or assigning Lender's rights and obligations hereunder, such assigning Agent or assigning Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Agent or assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder), (iii) if applicable, the Term Loan Commitments shall be modified to reflect the Term Loan Commitment of such assignee and any Term Loan Commitment of such assigning Lender, if any, and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Borrower for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(h)Participations. With the prior written consent of the Borrower, each Lender shall have the right at any time to sell one or more participations to any Person (other than the Company, any of its Subsidiaries or any of its Affiliates) in all or any part of the Term Loan Commitments, the Loans or in any other Obligation. No such participation arrangement shall relieve the Lender of any of its obligations under the Credit Documents, including, without limitation, the Term Loan Commitments. Unless such participant is a Lender Affiliate of the Lender granting such participation, the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification, termination, waiver or consent that would: (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that an increase in any Term Loan Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) result in the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating, (iv) otherwise be required of any Lender under Sections 9.5(a)(ii) or 9.5(a)(iii) hereof, (v) waive or declare an Event of Default hereunder, (vi) result in any material change to the Eligibility Criteria, or (vii) result in an adverse regulatory impact on any such participant. Each Credit Party agrees that each participant shall be entitled to the benefits of Sections 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section 9.6; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.13 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless such participant complies with Section 2.14(f) and (g) as though it were a Lender (by providing any documentation required thereby to the participating Lender). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender. Notwithstanding any participation made hereunder (i) such selling Lender's obligations under this Agreement shall remain unchanged, (ii) such selling Lender shall remain solely responsible to the Borrower for the performance of its obligations hereunder, and (iii) except as set forth above, the Credit Parties, the Agents and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such selling Lender's rights and obligations under this Agreement, and such selling Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Obligations and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement; provided, however, if the Borrower is provided notice of the sale of the participation to such participant, then during the occurrence and continuance of an Event of Default, the participant (to the extent of its interest in any Loans) shall have the right to exercise any remedies hereunder and vote any claims with respect to the Borrower or the Loans in any bankruptcy, insolvency or similar type of proceeding of the Borrower. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's participation (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Term Loan Commitments, Loans, or in any of its other Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or to the extent reasonably necessary for Borrower or the Administrative Agent to comply with their obligations under FATCA. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding the foregoing, unless an Event of Default is then in existence, (i) each participant must certify to the related Lender that it is a Qualified Purchaser, and any purported participation to a Person that is not a Qualified Purchaser shall be null and void ab initio, and (ii) any agreement or instrument pursuant to which a Lender sells a participation shall include a certification by the participant that it is, or meets the criteria for being, a Qualified Purchaser. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.6, each Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, such Lender, as between the Borrower and such Lender, shall not be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder. Each of the Borrower and the Company agrees that it shall cooperate with the Administrative Agent with respect to any such assignment, pledge or granting of a security interest, and shall provide the applicable assignee, lender or secured party (either directly or through distribution to the Administrative Agent), as applicable, access to their respective books, records, financial statements, policies, directors, officers and employees, other documents or other information, in each case, as requested by such assignee, lender or secured party, as applicable. Each of the Borrower and the Company agrees that the Lender and the Administrative Agent shall have the right to disclose the terms of this Agreement and the transactions contemplated hereby to any assignee, lender or secured party; provided, however, that each such party shall agree to comply with requirements substantially similar to those set forth in Section 9.22 with respect to any Confidential Information provided thereto. None of the Borrower, the Company or any of their respective Affiliates shall be responsible to pay or bear any costs or expenses in connection with this Section 9.6(i).
(j)Costs and Expenses. Anything to the contrary contained in this Agreement notwithstanding, neither the Borrower nor any Affiliate thereof shall be responsible to pay or bear any costs or expenses in connection with any assignment, participation, pledge or grant of security interest contemplated in this Section 9.6.
9.7.Independence of Covenants
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.8.Survival of Representations, Warranties and Agreements
All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.7, 2.11, 2.13, 2.14, 9.2, 9.3, 9.4, and 9.10 shall survive the payment of the Loans, the termination hereof and the resignation or replacement of any Agent.
9.9.No Waiver; Remedies Cumulative
No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10.Marshalling; Payments Set Aside
Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or any Lender (or to the Administrative Agent, on behalf of a Lender), or the Administrative Agent, the Collateral Agent or any Lender enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
9.11.Severability
In case any provision or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
9.12.Headings
Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
9.13.APPLICABLE LAW
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
9.14.CONSENT TO JURISDICTION.
(a)ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER OR THE COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE BORROWER AND THE COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT

REQUESTED, TO THE BORROWER OR THE COMPANY, AS APPLICABLE, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT APPOINTED IN ACCORDANCE WITH SUBPARAGRAPH (b) BELOW IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER OR THE COMPANY, AS APPLICABLE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (iv) AGREES THAT AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER OR THE COMPANY, AS APPLICABLE, IN THE COURTS OF ANY OTHER JURISDICTION.
(b)EACH OF THE BORROWER AND THE COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1, AND EACH OF THE BORROWER AND THE COMPANY HEREBY APPOINTS COGENCY GLOBAL INC., 122 EAST 42ND STREET, 18TH FLOOR, NEW YORK, NY 10168, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST THE BORROWER OR THE COMPANY, AS APPLICABLE, IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT COGENCY GLOBAL INC. SHALL NOT BE ABLE TO RECEIVE SERVICE OF PROCESS AS AFORESAID AND IF THE BORROWER OR THE COMPANY, AS APPLICABLE, SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH PERSON SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.14 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS THE BORROWER'S OR THE COMPANY'S, AS APPLICABLE, AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THE BORROWER'S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
9.15.WAIVER OF JURY TRIAL
EACH OF THE BORROWER, THE COMPANY, EACH AGENT AND EACH LENDER HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE BORROWER, THE COMPANY, EACH AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF THE BORROWER, THE COMPANY, EACH AGENT AND EACH

LENDER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9.16.Usury Savings Clause
Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the lesser of (a) the amount of interest which would have been paid if the stated rates of interest set forth in this Agreement had at all times been in effect and (b) the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

9.17.Counterparts; Electronic Signatures
This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed”, “signed”, “signature” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other Electronic Signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of Electronic Signatures and Electronic Records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including E-Sign, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Each of the parties hereto agrees that the transaction consisting of this Agreement may be conducted by electronic means. Each party that is signing this Agreement using an electronic signature agrees, and acknowledges that it is such party’s intent that it is signing, adopting, and accepting this Agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this Agreement in a usable format.
9.18.Effectiveness
This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.
9.19.Patriot Act
The Lenders and the Administrative Agent (for itself and not on behalf of the Lenders) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
9.20.Prior Agreements
This Agreement and the other Credit Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Credit Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

9.21.Third Party Beneficiaries
The Collection Account Bank shall be express third party beneficiaries of the provisions of Section 2.10.
9.22.Confidentiality
(a)Unless required by law or regulation to do so or otherwise expressly permitted by the Credit Documents, none of the Lenders, the Administrative Agent and the Collateral Agent, on the one hand, nor any Credit Party, on the other hand, shall publish or otherwise disclose any information relating to the material terms of the Facility, any of the Credit Documents or the transactions contemplated hereby or thereby (collectively, “Confidential Information”) to any Person. No party shall publish any press release naming the other party without the prior written consent of the other. Notwithstanding the foregoing, but subject to the requirements of any applicable privacy laws, each party may disclose the Confidential Information (a) to any of their respective Affiliates and to their and their respective Affiliates' officers, directors, managers, administrators, trustees, employees, agents, accountants, legal counsel and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent required by applicable law, regulation, subpoena or other legal process, (c) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over such party (including any self-regulatory authority), (d) [reserved], (e) to any other party involved in the Facility, (f) in connection with the exercise of any remedies hereunder or under any of the other Credit Documents or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (g) pursuant to Section 5.10, (h) with the consent of the other parties, (i) to any equity investors or institutional creditors or potential equity investors or institutional creditors of such party and/or its Affiliates, or (j) to the extent that such information (i) was or becomes available to such party from a source other than a party hereto other than as a result of a breach under Section 9.22, (ii) has been independently acquired or developed by any such party without violating any of their respective obligations under this Agreement, or (iii) becomes publicly available other than as a result of a breach of this Section 9.22; provided, however, that in the case of any disclosure of information which includes, directly or indirectly, the identity of any Obligor, the Person disclosing such information shall provide to the Servicer and the Borrower not less than ten (10) Business Days' prior notice of such disclosure. This confidentiality agreement shall apply to any and all information relating to the Facility, any of the Credit Documents and the transactions contemplated hereby and thereby at any time on or after the date hereof.
(b)Notwithstanding anything to the contrary herein, the parties hereto (and each of their employees, representatives and other agents) may disclose to any Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such tax treatment and tax structure; provided that this Section 9.22(b) does not authorize any party hereto (or any of its employees, representatives or other agents) to disclose any information that is not necessary to understanding the tax treatment and tax structure of the transaction contemplated by the this Agreement or that does not relate directly to the tax treatment and tax structure of the transaction contemplated by this Agreement (including, if applicable, the identity of the parties hereto and any information that could reasonably lead another to determine the identity of the parties hereto), or to the extent it is reasonably necessary to keep any such information confidential in order to comply with any federal or state securities law. This Section 9.22(b) is intended to make certain that this Agreement does not cause any of the transactions contemplated by this Agreement to constitute “confidential transactions” within the meaning of Treasury Regulations Sections 1.6011-4(b)(3),

301.6111-2(c), 301.6111-3(b)(2)(ii)(B) and any similar applicable state or local law in effect as of the date hereof, and it shall be construed accordingly.
(c)Receivables Files may include Confidential Information that also meets the definition of non‑public personally identifiable information (“NPI”) regarding an Obligor as defined by Title V of the Gramm‑Leach‑Bliley Act of 1999 and implementing regulations including the Federal Trade Commission's Rule Regarding Privacy of Consumer Financial Information  (16 C.F.R. Part 313) (collectively, the “GLB Act”). To the extent that the Agents or the Lenders have access to NPI through Receivables Files or from any other source, the Agents and the Lenders agree that such information will not be disclosed or made available to any third party, agent or employee for any reason whatsoever, other than with respect to: (1) such Person's authorized employees or agents on a “need to know” basis in order for such Person to perform its obligations or enforce its rights under the Credit Documents, provided that such representatives are subject to a confidentiality agreement which shall be consistent with and no less restrictive than the provisions of this Section 9.22; and (2) as required by applicable laws or as otherwise permitted by this Agreement or the GLB Act regarding 'Privacy' of NPI, either during the term of this Agreement or after the termination of this Agreement, provided that, prior to any disclosure of NPI as required by applicable laws, the applicable Agent or Lender shall (i) not disclose any such information until it has notified the Borrower in writing of all actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure promptly upon becoming so obligated, and (ii) cooperate to the fullest extent possible with all lawful efforts by the Borrower to resist or limit disclosure.  The Agents and the Lenders will not utilize Confidential Information or NPI, whether obtained through Receivable Files or in any other manner, in any manner that violates any applicable laws.
9.23.No Consolidation
Each Lender hereby covenants and agrees that, to the extent that any bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings under the Bankruptcy Code or any other Debtor Relief Laws (a “Bankruptcy Action”) is instituted or commenced against any Affiliate of the Borrower as debtor (the “Debtor”), if such Lender is a creditor of the Debtor, such Lender shall not seek or consent to the consolidation of the Borrower with the Debtor with respect to such Bankruptcy Action.
9.24.ERISA
(a)Each Lender represents and warrants to the Administrative Agent and each Credit Party that with respect to each Loan, either (i) no portion of such Loan shall be funded or held with Plan Assets or (ii) if such Loan is funded or held with Plan Assets, then an investment manager with respect to such Plan Assets qualifies, and is acting, as a QPAM with respect to such Plan Assets, and all conditions of the QPAM Exemption have been satisfied with respect to such Loan.
(b)Each Lender that funds all or any part of a Loan with Plan Assets acknowledges and agrees that none of the Credit Parties or any of their respective Affiliates involved in the transactions contemplated by this Agreement has undertaken or is undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions covered by this Agreement or any Credit Document with respect to such Lender.
9.25.Cooperation with Refinancing.

(a)At any time or from time to time upon the request of the Borrower, each of the Administrative Agent, Collateral Agent and each Lender will, at the Borrower’s expense, use commercially reasonable efforts to execute, acknowledge and deliver such further documents and do such other acts and things as the Borrower may reasonably request and are necessary of the Administrative Agent, the Collateral Agent and each Lender in order to effect the Borrower II Loan Agreement.
9.26.Bank Acquisition; Release of Guarantor.
(a)Notwithstanding anything contained herein to the contrary, upon (i) the closing of the Bank Acquisition and (ii) the satisfaction of the conditions precedent and closing of the Borrower II Loan Agreement:
(i)the grant of security interest made by the Company in its Collateral with respect to the Credit Documents shall terminate and all of the Collateral of the Company subject to such security interest shall be automatically released; and
(ii)the Guaranty shall be terminated;
(iii)Opportunity Financial, LLC shall cease being a Credit Party hereunder and a party hereto and each obligation, representation, covenant or other agreement of Opportunity Financial, LLC in this Agreement, the Security Agreement and Guaranty shall be released and no longer be in effect.
(b)
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OPPORTUNITY FUNDING SPE RESIDUAL, LLC, as Borrower By: /s/ Todd Schwartz Name: Todd Schwartz Title: Chief Executive Officer

[Signature Page to Loan Agreement]

UMB BANK, N.A.,
as Administrative Agent and Collateral Agent

By: /s/ DeAnn Madsen
Name: DeAnn Madsen
Title: Senior Vice President

[Signature Page to Loan Agreement]

SERTOMA PARK LLC,
as Castlelake Representative and a Lender

By: /s/ Kelli Sallemi
Name: Kelli Sallemi
Title: Vice President

[Signature Page to Loan Agreement]

Acknowledged and Agreed to:
OPPORTUNITY FINANCIAL, LLC
By: _/s/ Todd Schwartz
Name: Todd Schwartz
Title: Chief Executive Officer

[Signature Page to Loan Agreement]